Exhibit 99.1

Market Value Appraisal

of Oil and Gas Properties as of November 30, 2004 report, prepared by Gustavson Associates on February 18, 2005

MARKET VALUE APPRAISAL

OF OIL AND GAS PROPERTIES

NORTHWESTERN POWDER RIVER BASIN,

WYOMING AND MONTANA

AND

EAST TEXAS

AS OF NOVEMBER 30, 2004

FOR:

GALAXY ENERGY CORPORATION

DATE OF THIS REPORT:

FEBRUARY 18, 2005

TYPE OF APPRAISAL AND REPORTING FORMAT:

COMPLETE APPRAISAL, SUMMARY FORMAT

Submitted by:

5757 Central Avenue, Suite D

Boulder, CO 80301 USA

Phone: 1-303-443-2209, Fax: 1-303-443-3156

E-mail: gustavson@gustavson.com

MARKET VALUE APPRAISAL

OF OIL AND GAS PROPERTIES

NORTHWESTERN POWDER RIVER BASIN,

WYOMING AND MONTANA

AND

EAST TEXAS

AS OF NOVEMBER 30, 2004

FOR:

GALAXY ENERGY CORPORATION

TYPE OF APPRAISAL AND REPORTING FORMAT:

COMPLETE APPRAISAL, SUMMARY FORMAT

DATE OF THIS REPORT:

FEBRUARY 18, 2005

Submitted By:

___________________________

John B. Gustavson, Certified Minerals Appraiser

GUSTAVSON ASSOCIATES, LLC.

5757 Central Avenue, Suite D

Boulder, CO 80301 USA

Phone: 1-303-443-2209

Fax: 1-303-443-3156

E-Mail: gustavson@gustavson.com

1. EXECUTIVE SUMMARY

Galaxy Energy Corporation, our Client, has authorized Gustavson Associates to estimate the Market Value of all its interests in various oil and gas properties, as of November 30, 2004, the Effective Date of this Appraisal. These properties include several coalbed methane (CBM) properties in the northeastern Powder River Basin, in both Wyoming and Montana, as well as oil and gas leases in East Texas.

In previous appraisal reports, the term “Fair Market Value” has been used and the definition of that term from prior versions of the Uniform Appraisal Standards for Federal Land Acquisitions (UASFLA) has been employed. The language of the definition has changed slightly in the current UASFLA and the term “Market Value” has replaced the term “Fair Market Value.” The meaning of the definition, however, remains substantially unchanged. This appraisal uses the current definition from Uniform Appraisal Standards for Federal Land Acquisitions (UASFLA, 2000).

The summary table below shows the gross acres and Galaxy’s net acres and its Working Interest (WI) and Net Revenue Interest (NRI) associated with each of the appraised properties.

	Acres		Galaxy Ownership
Area	Gross	Net	Working Interest	Net Revenue Interest
Continental Purchases
Pipeline Ridge	2,638.7	2,638.7	100.00%	80.00%
Buffalo Run Proper	3,197.3	3,197.3	100.00%*	80.00%*
Buffalo Run East - Hancock	322.6	242.0	75.00%	60.00%
Buffalo Run East - Brown	680.0	540.0	79.41%	63.53%
Buffalo Run West	1,040.9	1,040.9	100.00%	80.00%
Horse Hill	1,440.0	1,440.0	100.00%	80.00%
Dutch Creek	2,585.7	2,452.4	94.85%	75.88%
Leiter and Ucross	15,657.0	15,657.0	100.00%	77.61%**
Suncor Adjacent to Leiter/Ucross	2,480.0	1,240.0	50.00%	40.00%
Glasgow Area	3,039.6	2,735.6	90.00%	72.00%
West Recluse Area	1,397.4	1,257.7	90.00%	72.00%
Total - Properties with DCF	34,479.1	32,441.5	94.09%	74.19%
Remainder of Suncor Purchase	53,346.0	26,673.0	50.00%	40.00%
Castle Rock	130,700.3	17,396.4	13.31%	10.65%
Kirby	91,921.5	15,180.6	16.51%	13.21%***
East Texas Properties	2,780.0	2,780.0	100.00%	83.07%

*Buffalo Run Proper acreage is subject to an interest change at payout to WI of 97.45% and NRI of 77.96%

**Except for the first 20 wells at Leiter, which have an NRI of 74.625%.

***Approximate.

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This is a complete appraisal, reported in summary format, as defined by the Uniform Standards of Professional Appraisal Practice (USPAP).

The market value of all the Appraised interests evaluated on the Effective Date of November 30, 2004, is $142 million (rounded).

MARKET VALUE SUMMARY

Wyoming (Producing & Development Stage)	$111.84 million
Wyoming (Other Suncor properties)	$13.34
Montana (Castle Rock)	$8.70
Montana (Kirby)	$7.59
East Texas	$0.58

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2. TABLE OF CONTENTS

PAGE

1.	EXECUTIVE SUMMARY	1-1

2.	TABLE OF CONTENTS	2-1

3.	CERTIFICATE OF MINERALS APPRAISER	3-1

4.	APPRAISAL OVERVIEW	4-1

4.1	PROPERTY AND RIGHTS BEING APPRAISED	4-1

4.2	AUTHORIZATION	4-2

4.3	INTENDED PURPOSE AND USERS OF APPRAISAL	4-2

4.4	OWNER CONTACT AND PROPERTY INSPECTION	4-2

4.5	SCOPE OF WORK	4-3

4.6	APPLICABLE STANDARDS	4-4

4.7	ASSUMPTIONS AND LIMITING CONDITIONS	4-5

4.8	INDEPENDENCE/DISCLAIMER OF INTEREST	4-7

4.9	HIGHEST AND BEST USE OF APPRAISED PROPERTY			4-8
	4.9.1	Introduction		4-8
	4.9.2	Wyoming CBM Properties		4-9
		4.9.2.1	Legally Permissible	4-9
		4.9.2.2	Physically Possible	4-11
		4.9.2.3	Financially Feasible	4-11
		4.9.2.4	Maximally Productive	4-11
		4.9.2.5	Summary of Highest and Best Use	4-11
	4.9.3	Montana CBM Properties		4-12
		4.9.3.1	Legally Permissible	4-12
		4.9.3.2	Physically Possible	4-13
		4.9.3.3	Financially Feasible	4-13
		4.9.3.4	Maximally Productive	4-13
		4.9.3.5	Summary of Highest and Best Use	4-13
	4.9.4	Texas Properties		4-14
		4.9.4.1	Legally Permissible	4-14
		4.9.4.2	Physically Possible	4-14
		4.9.4.3	Financially Feasible	4-14
		4.9.4.4	Maximally Productive	4-15

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PAGE

4.9.4.5	Summary of Highest and Best Use	4-15

5.	APPRAISAL PROPERTY PROFILE – WYOMING CBM PROPERTIES	5-1

5.1	LOCATION AND GENERAL GEOLOGY OF PROPERTIES
	BEING APPRAISED	5-1

5.2	REGIONAL GEOLOGY		5-1
	5.2.1	Regional Setting	5-1
	5.2.2	Regional Wasatch and Fort Union Formation Stratigraphy	5-4
	5.2.3	Coal Characteristics	5-8
	5.2.4	Pipeline Infrastructure and Drilling Operations	5-15

5.3	LOCAL PROJECT GEOLOGY			5-18
	5.3.1	Buffalo Run and Dutch Creek Properties		5-18
		5.3.1.1	Available Data	5-20
		5.3.1.2 Project Geology		5-21
	5.3.2	Leiter Property (Inclusive of Ucross Ranch)		5-23
		5.3.2.1 Available Data		5-26
		5.3.2.2 Project Geology		5-26
	5.3.3	Suncor Property		5-30
		5.3.3.1 Available Data		5-30
		5.3.3.2 Project Geology		5-30
	5.3.4	West Recluse Property		5-32
		5.3.4.1 Available Data		5-32
		5.3.4.2 Project Geology		5-32
	5.3.5	Glasgow Property		5-34
		5.3.5.1 Available Data		5-36
		5.3.5.2 Project Geology		5-36

5.4	PROJECT WELL SELECTIONS		5-38
	5.4.1	Spacing Units	5-38
	5.4.2	Planned Locations	5-38
	5.4.3	Regulatory Issues	5-40

6.	APPRAISAL PROPERTY PROFILE – MONTANA CBM PROPERTIES	6-1

6.1	LOCATION AND GENERAL GEOLOGY OF PROPERTIES
	BEING APPRAISED	6-1

6.2	REGIONAL GEOLOGY	6-1

6.3	LOCAL PROJECT GEOLOGY		6-1
	6.3.1	Kirby and Castle Rock Properties	6-1

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PAGE

6.3.1.1 Available Data	6-3
6.3.1.2 Project Geology	6-3

6.4	PROPOSED DEVELOPMENT PLANS	6-4

7.	APPRAISAL PROPERTY PROFILE – TEXAS PROPERTIES	7-1

7.1	LOCATION AND GENERAL GEOLOGY OF PROPERTIES
	BEING APPRAISED	7-1

7.2	REGIONAL GEOLOGY		7-1
	7.2.1	Regional Setting	7-1
	7.2.2	Regional Stratigraphy	7-4

7.3	LOCAL PROJECT GEOLOGY		7-7
	7.3.1	Available Data	7-7
	7.3.2	Prospect Geology	7-7
		7.3.2.1 Crockett Prospect – Rusk County	7-8
		7.3.2.2 Ezim Prospect – Rusk County	7-8
7.3.2.3 Northeast Trawick and Southwest Mount Enterprise
		Prospects – Rusk County	7-8
		7.3.2.4 West Trawick Prospect – Nacogdoches County	7-9
		7.3.2.5 East Trawick Prospect – Nacogdoches County	7-9
	7.3.3	Summary and Opinion	7-9

8.	CBM ENGINEERING EVALUATION	8-1

8.1	GENERAL	8-1

8.2	COMPLETION TECHNIQUES		8-2
	8.2.1	General	8-2
	8.2.2	Recompletions	8-3

8.3	PERFORMANCE PREDICTIONS		8-4
	8.3.1	Performance Trends in CBM	8-4
	8.3.2	Estimated Ultimate Recovery	8-5

8.4	ECONOMIC PROJECTIONS	8-11

9.	APPRAISAL METHODS	9-1

9.1	GENERAL	9-1

9.2	APPRAISAL METHODS	9-1

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PAGE

9.2.1	Prior Sales of Identical Property (Market Approach 1)	9-1
9.2.2	Sales Comparison (Market Approach 2)	9-1
9.2.2.1 National Unit Value Approach	9-2
9.2.2.2	Local Sales Comparison	9-3
9.2.3	Income/Engineering (Discounted Cash Flow) Approach	9-11
9.2.4	Cost Approach	9-13

10.	FAIR MARKET VALUATION	10-1

10.1	RECONCILIATION OF VALUE OF WYOMING CBM PROPERTIES	10-1

10.2	RECONCILIATION OF VALUE OF MONTANA CBM PROPERTIES	10-2

10.3	RECONCILIATION OF VALUE OF TEXAS PROPERTIES	10-2

11.	REFERENCES	11-1

APPENDICES

A.	Coal Bed Methane Development in Montana, Environmental and Regulatory Aspects
B.	Type Well Forecasts
C.	Cash Flow Spreadsheets
D.	Market Value Worksheets
E.	CV of John B. Gustavson

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LIST OF FIGURES

FIGURE	PAGE

4-1	Oil Property Value Allocations	4-10

5-1	Tertiary Geological Map of the Powder River Basin, Wyoming & Montana	5-2

5-2	Map Showing Major Basins of the Northern Rocky Mountain Province	5-3

5-3	Generalized Stratigraphic Column of the Upper Cretaceous and Tertiary Rock
	Units in the Powder River Basin, Wyoming	5-5

5-4	Composite Stratigraphic Column of the Fort Union Formation and Associated
	Coal Units in the Powder River Basin	5-6

5-5	Map Showing Locations of Regional Stratigraphic Cross Sections of the
Paleocene Fort Union Formation and Associated CBM Producing Coal Beds
	In the Powder River Basin, Wyoming and Montana	5-9

5-6	Cross Sections A-A’ and C-C’ of the Paleocene Fort Union Formation and
Associated CBM Producing Coal Beds and Zones along the North-Central Part
	Of the Powder River Basin, Wyoming	5-10

5-7	Map Showing the Net Coal Thickness Isopach of the Wyodak-Anderson Coal
	Zone in the Powder River Basin, Wyoming and Montana	5-11

5-8	Map Showing the Thickness of the Overburden or Rocks above the Wyodak-
	Anderson Coal Zone in the Powder River Basin	5-12

5-9	Coalbed Methane Isotherm Graph Showing the Relationship Between Gas
	Storage Capacity and Formation Pressure	5-14

5-10	Graph Showing the Depth Range of CBM Producing Wells from January 1990
	to October 2000 in the Powder River Basin, Wyoming	5-16

5-11	Map Showing the Network of Pipelines	5-17

5-12	A Photograph of a Truck Mounted Rig used by Gas Developers for Shallow
	Drilling of the Fort Union Coal Beds in the Powder River Basin	5-18

5-13	Index Map of Buffalo Run and Dutch Creek CBM Project Areas Showing
	Acreage in Yellow, Wells, and Outlines of Individual Acreage Blocks	5-19

5-14	Map of Leiter Acreage, Including Ucross Ranch	5-24

5-15	Galaxy Energy CBM Projects in the Northwestern Powder River Basin	5-25

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PAGE

5-16	Map of Galaxy Energy’s Acquired Suncor Property with Locations of
	Drilled CBM Wells	5-31

5-17	West Recluse Field Map with Producing and Shut-In Well Locations, Permitted
	Locations, and Estimated Locations	5-33

5-18	Map of Glasgow CBM Project Area with Lease Ownership	5-35

6-1	Land Map Showing Kirby and Castle Rock Properties, Southeastern Montana	6-2

7-1	Location Map of Fields Containing Reservoirs in the Lower Cretaceous
	Trinity Group Carbonates and Travis Peak Sandstone	7-2

7-2	Major Structural Elements of the East Texas Basin	7-3

7-3	Abbreviated Stratigraphic Column of East Texas Basin	7-5

8-1	Probabilistic Gas Distribution, Ucross Ranch Deep Coals	8-8

8-2	Probabilistic Gas Distribution, Ucross Ranch Shallow Coals	8-9

8-3	Probabilistic Gas Distribution, West Recluse	8-9

8-4	Probabilistic Gas Distribution, Glasgow Lower Wyodak	8-10

8-5	Probabilistic Gas Distribution, Glasgow Upper Wyodak	8-10

9-1	Graph of Weighted Average Price, Federal Lease Sales, Powder River Basin	9-7

9-2	Prices Per Acre for CBM Land Campbell County, Wyoming 2004	9-8

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LIST OF TABLES

TABLE	PAGE

4-1	Criteria to Be Met for the Highest and Best Use	4-9

5-1	Table of Coal Thicknesses and Depths	5-28

5-2	Coalbed Methane, Leiter Estate Project	5-29

5-3	Coal Thicknesses and Depths, Continental Industries Wells, Glasgow Project	5-37

5-4	Number and Status of Galaxy Energy Corporation Coalbed Methane Wells
	In the Powder River Basin, Wyoming	5-39

8-1	Summary of Reservoir Parameters for Ucross Probabilistic Analysis	8-6

8-2	Summary of Reservoir Parameters for West Recluse Probabilistic Analysis	8-7

8-3	Summary of Reservoir Parameters for Glasgow Probabilistic Analysis	8-7

8-4	Summary of Economic Results	8-16

9-1	List of Comparable Transactions	9-4

9-2	Adjustment Factors	9-9

9-3	Summary of Market Value Estimates	9-12

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3. CERTIFICATE OF MINERALS APPRAISER

Boulder, Colorado

February 18, 2005

I HEREBY CERTIFY

That to the best of my knowledge and belief, the statements contained in the report herein set forth are true, and the information upon which the opinions are expressed therein are correct, subject to the limitations therein set forth;

That the reported analyses, opinions and conclusions are limited only by the reported assumptions, limiting conditions and legal instructions and are the personal, unbiased professional analysis, opinions and conclusions of the appraiser;

That neither I, nor any partnership or corporation with which I am associated, have any present or contemplated future interest in the property described and appraised, and that neither the employment to make the appraisal nor the compensation received, are in any manner contingent upon the amount of value reported;

That this appraisal report has been made in conformity with the Uniform Standards of Professional Appraisal Practice, 2005, as promulgated by the Appraisal Foundation and the Uniform Appraisal Standards for Federal Land Acquisitions, 2000;

That in accordance with the Uniform Standards of Professional Appraisal Practice, 2005, this appraisal was not based on a requested minimum valuation a specific valuation or the approval of any financing;

That in addition to the undersigned, the following persons working under my direction provided significant professional assistance in preparing this report: Letha Lencioni, PE, Kenneth Grove, Edwin Moritz, CMA, Robert C. German, PG, and Robert B. Frahme, CPG, MAI;

That Gustavson Associates visited the Leiter oil and gas properties on November 7, 2002 and made a visual inspection of the five existing wells and associated surface facilities. We have not visited the Montana or the Texas properties;

That this report is based on data available from public sources and from proprietary research conducted as described herein;

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That the market value of Galaxy Energy’s oil and gas properties is $142 million on the Effective Date of November 30, 2004.

GUSTAVSON ASSOCIATES, INC.

John B. Gustavson, President

Certified Minerals Appraiser

Certified Professional Geologist

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4. APPRAISAL OVERVIEW

4.1 PROPERTY AND RIGHTS BEING APPRAISED

The property being appraised consists of various undeveloped and partially developed oil and gas leaseholds in different areas of the United States. These are described below.

In Wyoming, Galaxy owns working interests in oil and gas leaseholds in five coalbed methane (CBM) projects and these are located throughout the Powder River Basin CBM fairway in northeastern Wyoming. The five projects are commonly referred to as the Buffalo Run / Dutch Creek, Leiter, Suncor, West Recluse and Glasgow properties. In all, the five projects encompass approximately 87,825 (gross) and 59,115 (net) acres in Sheridan, Campbell, Johnson and Converse counties, Wyoming.

Powder River Basin, Montana: Galaxy owns an undeveloped oil and gas leasehold interest in the Montana portion of the Powder River Basin. The oil and gas leasehold owned by Galaxy in Montana comprises mostly 12.5 percent working interest, with some tracts at 25% working interest, in approximately 214,000 gross acres. Average working interest is 13.31% for the 130,700.3 acres referred to as the Castle Rock area, and 16.51% in the 91,921.5 acres referred to as the Kirby area.

Galaxy acquired this interest as a result of a purchase Lease Option and Acquisition Agreement with Quaneco, L.L.C. ("Quaneco"). Quaneco is a privately held oil and gas company operating primarily in the Rocky Mountain region. Under the terms of the agreement, Galaxy had an option to acquire up to 50% of Quaneco's working interest in certain oil and gas leases covering approximately 214,000 gross acres in the Powder River Basin area of southern Montana. If Galaxy had fully exercise the option, it would have acquired the working interests in approximately 53,500 net acres. The total purchase price of the option is $6,625,000, of which $3,387,500 has been paid, thereby entitling Galaxy to a 12.5% working interest (with 25% working interest in some tracts).

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East Texas: Galaxy owns paid-up leases covering approximately 2,780 acres in the vicinity of the Trawick Field, located in Rusk and Nacogdoches Counties, Texas. Leases covering approximately 1,118 acres are for a three-year term expiring in late 2005 and early 2006, while the leases covering the remaining approximately 1,662 acres are for a five-year term expiring in 2007. With the exception of two leases with an 18.75% royalty interest covering approximately 79 acres, and one lease with a 20% royalty interest covering approximately 170 acres, all of the leases provide for a 16.67% royalty interest to the mineral owner.

4.2 AUTHORIZATION

Gustavson Associates has been authorized by Galaxy Energy Corporation, our Client, to estimate the Market Value of certain oil and gas interests in Wyoming, Montana, and Texas.

4.3 INTENDED PURPOSE AND USERS OF APPRAISAL

The purpose of this Report is to provide an independent appraisal of the Market Value of the oil and gas interests held by the Client as of November 30, 2004, as described above. This Appraiser has made an analysis of the properties using documents from the Client as well as other sources to make a proper evaluation. It is this Appraiser’s understanding that this Appraisal Report will be used for the specific purpose of providing an independent opinion of market value of the subject properties as part of the determination of goodwill in an external audit. No other use of this appraisal is allowed.

The intended users of the appraisal are the officers of Galaxy Energy Corporation and its internal and external auditors.

4.4 OWNER CONTACT AND PROPERTY INSPECTION

The mineral rights on the subject property are held under lease by the Client. This Appraiser contacted the Client in order to obtain data necessary to perform the appraisal. Gustavson Associates visited the Leiter leases on November 7, 2002, and made a visual inspection of the

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five wells and associated surface facilities existing at that time. On November 7, 2002, Gustavson Associates visited Prairie Dog Creek Field, located approximately 12 miles northwest of the subject oil and gas properties in Wyoming, and made a visual inspection of CBM development properties including wells and surface infrastructure in a setting that is similar to the subject properties of this Appraisal. We have not visited the Montana or the Texas properties.

4.5 SCOPE OF WORK

The Scope of Work has included technical (geological/engineering/environmental) and non-technical (economic/commercial) research and analysis necessary to provide the Market Value estimates required. Sources of data include, but are not limited to:

•	Sproule Report
•	Certain Galaxy Energy filings and internal reports
•	Data available from the Wyoming Oil and Gas Commission
•	Data available from the Montana Oil and Gas Commission
•	Data available from the U.S. Geological Survey
•	Data obtained from certain professional landmen in Texas
•	Texas Bureau of Economic Geology

This Appraiser has made a geological and engineering analysis of the subject properties sufficient to determine that a small portion of the CBM acreage in Wyoming contains producing wells, while the majority of the properties consist of prospective acreage, with some likelihood that hydrocarbons may be found. While this by no means guarantees future production from these areas, it does indicate a speculative possibility and shows that careful attention must be paid to this possibility. The market will typically place a lower value on prospective blocks than on those containing production. On the other hand, the market will typically value prospective acreage higher than it will strictly exploratory acreage.

Prospective acreage is leased by governments and private mineral owners to oil companies and traded among oil companies in an active market. Transactions include leases from governments

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and private lessors to oil companies and options, sales, partial sales, farmouts, etc. between and among companies. This Appraiser has analyzed transactions of prospective acreage (in the Powder River Basin area and in East Texas) that are comparable to the subject properties.

4.6 APPLICABLE STANDARDS

This appraisal has been conducted according to the guidelines set out in the Uniform Standards of Professional Appraisal Practice, 2005. In addition, we have also consulted the Uniform Appraisal Standards for Federal Land Acquisitions, (UASFLA) Interagency Land Acquisition Conference, 2000.

When appraising oil and gas interest, the Federal Standards also state that the mere possibility of the existence of oil or gas is not sufficient to affect market value. Such a possibility can be given consideration only when there is sufficient likelihood of the presence of oil or gas as to affect market value and when that likelihood would be given weight by a prudent person in bargaining.

Thus, the market, when provided such knowledge, will adjust accordingly. Appraisal standards dictate that great attention must be given to the determination of the Highest and Best Use of such properties prior to appraisal.

The following definition of market value has been adhered to by this Appraiser:

“Market value is the amount in cash, or in terms reasonably equivalent to cash, for which in all probability the property would have sold on the effective date of the appraisal, after a reasonable exposure time on the open competitive market, from a willing and reasonably knowledgeable seller to a willing and reasonably knowledgeable buyer, with neither acting under any compulsion to buy or sell, given due consideration to all available economic uses of the property at the time of the appraisal.”

Source: Uniform Standards for Federal Land Acquisitions 2000

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4.7 ASSUMPTIONS AND LIMITING CONDITIONS

The value conclusions contained in this appraisal are subject to the following general assumptions and limiting conditions:

1.	The valuation herein is limited to the specified interest, and the subject property is appraised free and clear of any and all liens or encumbrances unless otherwise stated.
2.	No title report was provided so we assume that any easements or encroachments will have no material effect on the normal use of any of the subject parcels in their highest and best use.
3.	Responsible ownership and competent property management are assumed.
4.	Information furnished by others is believed to be reliable if it cannot be independently verified by the Appraiser. However, no warranty is given for its accuracy.
5.

No responsibility is assumed for the legal description or other matters involving legal or title considerations. Title to the interest appraised is assumed to be good and marketable unless otherwise stated.

6.	All engineering surveys are assumed to be correct. Maps and other illustrative material in this report are included only to assist the reader in visualizing the property.
7.

It is assumed that there are no hidden or unapparent conditions of the subject property, subsoil, or structures that would render it more or less valuable than other comparable properties, except as noted.

8.

It is assumed that the subject is in compliance with all applicable zoning use regulations and restrictions, unless otherwise stated. It is further assumed that any required governmental entitlements, licenses, certificates, consents, etc., have been or can be obtained or renewed for any use upon which the value estimate in this report is based.

9.

Any forecasts or projections contained in this report are the product of the analysis of current, historical, and anticipated market conditions and assume continuation of prevailing political, social, economic, and environmental conditions. Such factors and contingent forecasts and/or projections are subject to change.

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10.

It is assumed that any utilization of land, coalbed methane and improvements is within the described legal boundaries of the subject properties, and that there is no encroachment or trespass, unless otherwise noted.

11.

This is a complete appraisal, reported in summary format, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2 (b) of the Uniform Standards of Professional Appraisal Practice; as such, it presents only summary discussions of the data, reasoning and analysis that were used in the appraisal process to develop the appraiser’s opinion of value; supporting documentation concerning the data, reasoning and analyses is retained in the appraiser’s file; the depth of the discussion contained in this report is specific to the needs of the client and for the intended use stated above; the appraiser is not responsible for unauthorized use of this report.

12.

This report is prepared for the sole use and benefit of the client and is based, in part, upon documents, writings, and information owned and possessed by the client. Neither this report, nor any of the information contained herein shall be used, relied upon, or distributed for any purpose by any person or entity other than the client without written permission of Gustavson Associates.

13.

The value estimate is based on our analysis of current market conditions. Neither the appraisers nor Gustavson Associates can be held responsible for unforeseeable economic and environmental events that alter market conditions subsequent to the effective date of the appraisal. Such conditions would include, but are not limited to, dramatic changes in regulatory environments, natural or man-made disaster.

14.	Gustavson Associates reserves the right to revise their opinions of value if new information is deemed sufficiently credible to do so.
15.

The accuracy of any estimate is a function of available time, data and of geological, engineering and commercial interpretation and judgment. While the Market Value estimates presented herein are believed to be reasonable, they should be viewed with the understanding that additional analysis or new data may justify their revision and we reserve the right to make such revision.

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16.	In compliance with USPAP, the Appraiser has investigated the recent sales history of the subject properties; while recent acquisitions exist, this valuation specifically excludes their consideration.
17.

Unless otherwise stated in this report, any existing hazardous material that may be present on the property was not observed by the Appraiser; the Appraiser has no knowledge of the existence of such materials on or in the property; the Appraiser, however, is not equipped to detect such substances; the presence of substances such as asbestos, urea formaldehyde foam insulation, BTEX or other potentially hazardous materials may affect the value of the property; the value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value; no responsibility is assumed for any such conditions or for any expertise or engineering knowledge required to discover them; it is recommended that the client retain an expert in this field.

18.	To the best of the appraiser’s knowledge, these properties have no natural, cultural recreational, historical or scientific value, unless specifically otherwise noted in the body of the report.

4.8 INDEPENDENCE/DISCLAIMER OF INTEREST

Gustavson Associates has acted independently in the preparation of this Report. The company and its employees have no direct or indirect ownership in the property appraised or the area of study described.

Our fee for this Report and the other services that may be provided is not dependent on the Market Values estimated.

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4.9 HIGHEST AND BEST USE OF APPRAISED PROPERTY

4.9.1 Introduction

It is fundamental in any type of appraisal to first determine the highest and best use of the subject property, that is, the one highest and most profitable use for which the property is adaptable and needed. The property will then be appraised for that use and that use only. Depending on the highest and best use at the time of appraisal, the appraiser will select one or more approaches for the appraisal, be they of the sales, cost or income type, whichever is most appropriate for the specific highest and best use.

Appraisers are guided by the definition of highest and best use stated in Olson v. United States. Olson v. United States, 292 U.S. 246, 255 (1934) (hereinafter, Olson). In Olson, the U.S. Supreme Court has held:

Just compensation includes all elements of value that inhere in the property, but it does not exceed market value fairly determined. The sum required to be paid by the owner does not depend upon the uses to which he has devoted his land but is to be arrived at upon just consideration of all the uses for which it is suitable. The highest and most profitable use for which the property is adaptable and needed or likely to be needed in the reasonably near future is to be considered, not necessarily as the measure of value, but to the full extent that the prospect of demand for such use affects the market value while the property is privately held.

While this decision may have addressed just compensation in the context of eminent domain, it is useful in understanding highest and best use in the broader sense.

The highest and best use of a property must meet all the criteria shown in Table 4-1 below, each of which steps must be considered sequentially and conditionally (Uniform Standards of Professional Appraisal Practices, 2004).

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TABLE 4-1

CRITERIA TO BE MET FOR THE HIGHEST AND BEST USE

The use must be:

Step 1	• LEGALLY PERMISSIBLE
Step 2	• PHYSICALLY POSSIBLE
Step 3	• FINANCIALLY FEASIBLE
Step 4	• MAXIMALLY PRODUCTIVE

For an oil and gas property, the value of a mineral property generally increases in value-added steps of highest and best use until production is reached. At each of the steps the property has a unique use ranging from a speculative opportunity or acreage position to the generation of cashflow from a producing oil and gas field (Figure 4-1). In between, the property may have uses such as unpermitted or perhaps permitted prospects which may be held, sold, traded, bartered or offered for joint ventures and investments to present or future investors.

Thus, each step has its own highest and best use. The appraiser, as his first duty, must determine which is the existing use or one which is reasonable likely in the near future and not speculative. It will be shown in the following that the subject property is focused in the “undeveloped discovery” area on the simplistic diagram

This Appraiser conducted an analysis of the highest and best use in order to appraise the subject property.

4.9.2 Wyoming CBM Properties

4.9.2.1 Legally Permissible

The subject properties continue to be under development for oil and gas exploration and extraction. In 2001, the U.S. Bureau of Land Management completed an Environmental Impact Statement (EIS) for CBM development in the Powder River Basin. There is no reason that permitting required for oil and gas exploration and development cannot be obtained.

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OIL PROPERTY VALUE ALLOCATIONS

(TYPICAL)

LAND PLAY
25%
75%
SEISMIC LEAD
33%
67%
DRILLING PROSPECT
50%
50%
UNDEVELOPED DISCOVERY
75%
25%
PRODUCTION
80%
20%
LEASEHOLDER
LANDOWNER

Figure 4-1

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4.9.2.2 Physically Possible

Regional and local stratigraphy is amenable to the production of hydrocarbons on the subject land positions. There is production in the region from the same or correlated horizons as are known to be present on the subject land positions. It is, therefore, physically possible to conduct oil and gas exploration and production or extraction operations on the subject property similar to operations on surrounding properties.

4.9.2.3 Financially Feasible

Financially feasible uses are those uses that are expected to produce a positive return. Current production from the same or correlated horizons in the same region indicate that production from the subject land positions is financially feasible. Under the proper combination of economic factors, such as operating costs and natural gas prices, oil and gas extraction is financially feasible on the subject property.

4.9.2.4 Maximally Productive

Oil and gas production activities require a minimal occupation of the surface of the land and can be conducted alongside other land uses, such as grazing of livestock. Also, responsible conduct of specific procedures required to allow the production of oil and gas do not prevent the utilization of other aspects of the subject property. Because oil and gas production is a low impact activity that can be conducted in harmony with other land use that also is legally permissible, physically possible, and financially feasible, it is therefore maximally productive.

4.9.2.5 Summary of Highest and Best Use

Based on the summary characterization provided above, the highest and best use for the subject property is as a development project for the extraction of coalbed methane gas through drilling. This use is legally permissible, physically possible, financially feasible and maximally productive.

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As a coalbed methane development project, the subject properties could be sold for cash, used for barter or trade or to secure work commitments from interested petroleum companies. This would be maximally productive for the rights being appraised. It is noted that currently, there is a strong market for coalbed methane development prospects in the Powder River Basin of Wyoming and Montana.

4.9.3 Montana CBM Properties

4.9.3.1 Legally Permissible

Coalbed methane production in Montana, as elsewhere in the Powder River Basin, is a contentious affair. Litigation will result in numerous delays for approval of drilling permits on federal acreage. However, permits for drilling on private acreage should not be severely hampered, provided that the producer adequately addresses the environmental concerns presented by the MDEQ and the surface owner. Water disposal will be the major environmental issue and disposal options will vary according the quality of water produced from the individual coal seam, its depth, position within the basin, and proximity to surface water. The MDEQ will issue a MPDES permit for the produced water, which will stipulate emission limits and monitoring requirements.

Air quality issues are still being litigated. Restrictions on particulates and nitrogen compounds may render some locations or development uneconomic if expensive, low emission compressors, generators and pumping equipment are required.

The Kirby leases adjoin tribal lands. Eventually, drainage concerns will necessitate the involvement of the tribal councils, the USGS and the EPA. The Castle Rock leases are adjacent to the Custer National Forest. Again, drainage issues will involve cooperation with the USFS, the State, and the BLM.

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Based on the current validity of these leases and the current regulatory climate, we conclude that the development of coalbed methane is legally permissible. More detail on regulatory and legal issues related to CBM development in Montana can be found in Appendix A of this Report.

4.9.3.2 Physically Possible

Regional and local stratigraphy is amenable to the production of hydrocarbons on the subject land positions. There is production in the region from the same or correlated horizons as are known to be present on the subject land positions. It is, therefore, physically possible to conduct oil and gas exploration and production or extraction operations on the subject property similar to operations on surrounding properties.

4.9.3.3 Financially Feasible

Financially feasible uses are those uses that are expected to produce a positive return. There is an active market in developing coalbed methane acreage in this area of Montana. Operators are putting together land positions via leasing or barter and promoting out for leveraged work commitments and/or cash.

4.9.3.4 Maximally Productive

Under the current price for natural gas, it follows that the maximally productive use of the land is for the development of the coalbed methane acreage through the drilling and production testing of the coalbed reservoirs on the acreage.

4.9.3.5 Summary of Highest and Best Use

The highest and best use1 of the Montana properties is as prospective acreage on which to further drill and test, barter, trade, sell and/or leverage work commitments for additional development of the coalbed methane resources. This is the use that is consistent with the stage

_________________________

1As defined in the Uniform Standards for Professional Appraisal Practices, 2005

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of development for the subject property and which meets the sequential tests for highest and best use. We conclude that the highest and best use of the property is the production of coalbed methane.

4.9.4 Texas Properties

4.9.4.1 Legally Permissible

On the effective date of this appraisal, it was considered legally permissible to further explore for hydrocarbons. Galaxy has represented that it had a valid leasehold ownership for the Texas acreage and would have the right to explore and develop this acreage. This may be in form of acquiring and analyzing additional seismic and/or drilling an additional well. An operator would have file the necessary permits with the Texas Railroad Commission and other regulatory agencies but it is anticipated that the permits would be granted in a timely fashion.

4.9.4.2 Physically Possible

Exploration activities would typically include acquiring additional seismic and/or drilling a well. Both of these activities were considered physically possible on the effective date.

4.9.4.3 Financially Feasible

All six of the prospects have multiple objectives and all are essentially stratigraphic traps. One of the prospects is considered to be a field extension, whereas the other five are best characterized as close-in exploratory prospects. Natural gas prices have been high recently and this has stimulated an active market for drilling and exploring oil and gas properties. Therefore it considered financially feasible to explore and develop the properties for natural gas.

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4.9.4.4 Maximally Productive

For the rights being appraised, it was maximally productive to promote further exploration on the property in order to refine and test the geologic concepts that were developed for the subject property.

4.9.4.5 Summary of Highest and Best Use

The highest and best use of the Texas acreage is as prospective, exploratory acreage on which to further explore, barter, trade, sell and/or leverage work commitments for additional exploration of oil and gas potential. This is the use that is consistent with the stage of development for the subject property and which meets the sequential tests for highest and best use.

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5. APPRAISAL PROPERTY PROFILE – WYOMING CBM PROPERTIES

5.1 LOCATION AND GENERAL GEOLOGY OF PROPERTIES BEING APPRAISED

Five Galaxy Energy Coalbed Methane (CBM) Projects are included in this Appraisal Report. They are located throughout the Powder River Basin CBM fairway in northeastern Wyoming (Figure 5-1). In all, the five projects encompass approximately 87,825 (gross) and 59,115 (net) acres in Sheridan, Campbell, Johnson and Converse counties, Wyoming. Detailed acreage maps for each of the projects are included in the following Subsections that focus on the individual project areas.

5.2 REGIONAL GEOLOGY

5.2.1 Regional Setting

The Powder River basin is a major energy-producing basin in the Rocky Mountain region. It has historically produced large volumes of oil and gas throughout the stratigraphic sequence and includes such notable oil fields as Salt Creek, Teapot Dome, and Bell Creek. Over the last ten years, it has also become the site of the most extensive shallow coalbed methane development play in the United States.

The basin is one of a number of oil and gas-bearing Laramide (Upper Cretaceous to lower Tertiary-age) depositional/structural basins that are located adjacent to major foreland uplifts of the Rocky Mountains Province (Figure 5-2). The Powder River basin is a large asymmetric syncline with a steep thrust-bounded west limb adjacent to the Big Horn Mountains uplift and a gentle east limb. Beds on the west limb on the basin dip 10( to 30( eastward whereas beds on the east flank dip less than 1( westward. The deepest portion of this asymmetric basin lies near the Big Horn Mountains.

The north-south trending basin axis parallels the mountain front until it makes an eastward jog around the Salt Creek structure and then continues southward (Figure 5-1). The basin is bounded

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106
104
Yellowstone R
Miles City A
River
North Dakota
South Dakota
Powder River Basin
Tfu
0 20 Miles
Tongue
River
Kirby
Castle Rock
Big Horn
Sheridan
Montana
Wyoming
Buffalo Run/Dutch Creek, Suncor, and Leiter/Ucross
West Recluse
BLM/EIS Project Area Boundary
Tft
Tftl
Black Hills
Powder
Mountains
Pumpkin Buttes
Twr
Glasgow
Johnson
Campbell
Converse
Tisdale Mountain
Tfl
Casper Arch
Qal
Tw
Tft
Hartville Uplift
Casper and Laramie Mountains
45
44
43
Qal Quaternary alluvium
Twr Tertiary White River Formation
Tw Tertiary Wasatch Formation
Tftr Tertiary Tongue River Member of the Fort Union Formation
Tftl Undifferentiated Tongue River and Lebo Shale Members
Tfl Tertiary Lebo Shale Member of the Fort Union Formation
Tft Tertiary Tullock Member of the Fort Union Formation
Tfu Undifferentiated Fort Union Formation
Surface mines

Figure 5-1. Tertiary geological map of the Powder River Basin, Wyoming and Montana showing the axis of the basin and BLM/EIS project area boundary and the locations of Galaxy’s five appraised Wyoming properties and two appraised Montana properties. (modified after Flores et al., 2001, USGS Open-File Report 01-126)

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WILLISTON
ND
CRAZY
MOUNTAINS
MT
BIGHORN
Project Area
SD
WIND
RIVER
POWDER
RIVER
ID
WY
NE
HANNA
UT
CO
GREATER
GREEN RIVER
KA
0
300
Miles
UINTA
PICEANCE

Figure 5-2 Map showing major basins of the Northern Rocky Mountain Province. (after Luneau, 1996, GRI-96/0096)

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on the west by the Big Horn mountains and by the Casper arch, which separate it from the Big Horn and Wind River basins farther to the west. The southern boundary of the basin is marked by the Laramie Mountains and the southeast boundary is the Hartville uplift. The eastern limit of the basin is the Black Hills Uplift in South Dakota and the northern limit is weakly defined by the Miles City arch in Montana.

The basin contains thick sequences of Tertiary coals that are interbedded with organic shales and sandstones. Some coals are present in the Eocene Wasatch formation; however the primary coal- bearing formation is the underlying Paleocene Fort Union formation. There are two major intervals within the Fort Union that contain coals, namely the Tongue River member (upper) and the Tullock member (lower). The Tongue River member contains up to 20 individual coal beds. Figure 5-3 is a generalized stratigraphic column for the Powder River basin.

Figure 5-4 is a detailed stratigraphic column showing the names of several widespread coal seams. The stratigraphy of the Wasatch and Fort Union formations is discussed in more detail in the following Subsection.

5.2.2 Regional Wasatch and Fort Union Formation Stratigraphy

The Lower Tertiary Wasatch and Fort Union formations includes a thick package of fluvial to lacustrine clastic sediments that were deposited in swampy and shallow lake environments during Eocene and Paleocene time. Deposition at that time was a result of subsidence during the Laramide orogeny combined with erosion of surrounding topographic highs and a high rate of biologic productivity.

The Eocene Wasatch formation, which overlies the Fort Union formation, contains some coals which are present in the Buffalo Run and Dutch Creek Project Areas. These coal intervals are diagrammatically shown, but not named, in Figure 5-4. The shallowest prospective coal is the Burgess or Felix coal that occurs near the base of the Wasatch formation. Overlying the

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POWDER RIVER BASIN
WEST
EAST
WHITE RIVER FM.
WHITE RIVER FM.
MONCREEF
KINGSBURY CGL.
WASATCH FM.
WASATCH FM.
TERTIARY
FT. UNION FM.
TONGUE R.
LEBO SH.
TULLOCK
FT. UNION FM.
TONGUE R.
LEBO SH.
TULLOCK
UPPER CRETACEOUS
LANCE FM.
LANCE FM.
HELL CR.
FOX HILLS SS.
FOX HILLS SS.
MESAVERDE
LEWIS SH.
TEAPOT SS.
PARKMAN SS.
SUSSEX SS.
SHANNON SS.
STEELE SH.
PIERRE SH.
CODY SHALE
NIOBRARA SH.
NIOBRARA SH.
"CARLILE SH."
WAL. CR. SS.
FRONTIER FM.
SAGE BREAKS SH.
TURNER SS.
CARLILE SH.
GREENHORN LS.
BELLE FOURCHE SH.
MOWRY SH.
MOWRY SH.
SHELL CREEK SH.
NEFSY SH.
MUDDY SS.
NEWCASTLE SS.
THERMOPOLIS SH.
SKULL CREEK SH.

Figure 5-3 Generalized stratigraphic column of the Upper Cretaceous and Tertiary rock units in the Powder River Basin, Wyoming. (modified after Laudon et al., 1976, in Flores et al., 2001, USGS Open-File Report 01-126)

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Figure 5-4 Composite stratigraphic column of the Fort Union Formation and associated coal units in the Powder River Basin. (modified after Flores et al. 1999, in Flores, et al., 2001, USGS Open-File Report 01-126)

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Burgess/Felix coal is the Bar N coal that Galaxy is considering as a water injection zone for produced waters resulting from the dewatering of the deeper coals in the area.

The underlying Paleocene Fort Union formation is over 6000 feet thick along the basin axis. It is divided into three members, in ascending order: Tullock, Lebo Shale and Tongue River (Figure 5-4). The primary feature distinguishing these members is that there are more coals in the Tullock and Tongue River members and more silts and shales in the Lebo Shale member. All of the coals targeted in the various Galaxy projects, with the exception of the shallow Burgess/Felix coal of the Wasatch formation, are contained in the Tongue River member. A more detailed analysis of the depositional environments of all three members is given in Flores and Ethridge (1985) and Flores (1986).

The Tongue River is interpreted to have been deposited in a fluvial to lacustrine environment by northerly flowing drainage systems as the central Powder River basin underwent progressive infilling. Sediment was derived from uplifts on the south and west sides. Dominant lithofacies include sandstone, siltstone, mudstone, coal, and carbonaceous shale.

In the main Powder River Basin CBM fairway there are eight main coal beds and several more discontinuous ones in the Tongue River member. Individual coals generally range in thickness from 5 to nearly 40 feet but average between 10 and 20 feet. On the average, aggregate coal thickness of the eight main Fort Union coals is about 90 feet but can be considerably thicker, exceeding 200 feet, in certain portions of the basin (Figure 5-7). Several of the thicker coals have been mined for decades near the town of Gillette. The coal is generally sub-bituminous to lignite with low ash and sulfur content. Some the beds have thick continuous seams, such as those in the Wyodak-Anderson interval. But more commonly, the coal seams merge and bifurcate into numerous thinner seams that are difficult to correlate over great distances without extensive subsurface control.

Coal bed nomenclature varies across the Powder River basin but thicker intervals of coals can be correlated regionally. The eight main Fort Union coal beds targeted in the various Galaxy CBM projects from shallowest to deepest are: Roland, Smith, Upper Anderson, Lower Anderson,

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Canyon (Monarch), Cook, Wall, and Pawnee. With the exception of the shallow Roland coal and the deeper Wall and Pawnee coals, all of the others are within the Wyodak-Anderson interval based on regional correlations (Figure 5-4).

Figure 5-5 is an index map showing the location of two representative cross-sections. Figure 5-6 shows regional cross-sections A-A’ and C-C’ demonstrating the bifurcating and coalescing nature of the coal seams. In general the coals have widespread lateral continuity although their thicknesses are known to vary rapidly over short distances. During deposition stream and river channels that formed discontinuities in the overall coal beds separated large island-like areas. It is unlikely, but possible, that an occasional well will drill into a channel area where one or more of the target coals will be missing. Fortunately, the multiplicity of stacked coals usually offers alternative reservoirs for completion and production.

Regional thickness of the Wyodak-Anderson coals is shown in Figure 5-7. The splitting of the Wyodak-Anderson coal seam into multiple coals can be seen at the western end of cross-section C-C’ in Figure 5-6. The regional overburden (correlates to drilling depth) above the Wyodak-Anderson coal is shown in Figure 5-8.

5.2.3 Coal Characteristics

The Wasatch and Fort Union coals are generally sub-bituminous to lignitic with low ash and sulfur content. Variations in organic components of the coals represent variations in the chemical and biological environments in different parts of the swamp during deposition. Vitrinite reflectance values range from 0.28 to 0.45 percent (Law, Rice, and Flores, 1991). Because of the low vitrinite reflectance values, it has been established that the gas is not +thermogenic (heat generated), but rather biogenic (the result of biologic activity).

Gas content varies widely, but averages 50 to 60 ft3/ton of coal (Boreck and Weaver, 1984; Choate et al., 1984; Law et al., 1991). Reported ranges are frequently between 25 and 75 ft3/ton. Anecdotal evidence for gas contents of 100 ft3/ton or more were received from Messrs. Brian

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Figure 5-5 Map showing locations of regional stratigraphic cross sections of the Paleocene Fort Union Formation and associated CBM producing coal beds in the Powder River Basin, Wyoming and Montana. (modified after Flores et al., 1999, in Flores et al., 2001, USGS Open-File Report 01-126)

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Figure 5-6 Cross sections A-A’ and C-C’ of the Paleocene Fort Union Formation and associated CBM producing coal beds and zones (e.g., Wyodak-Anderson) along the north-central part of the Powder River Basin, Wyoming. (modified after Flores et al., 1999, in Flores et al., 2001, USGS Open-File Report 01-126)

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Figure 5-7 Map showing the net coal thickness isopach of the Wyodak-Anderson coal zone in the Powder River Basin, Wyoming and Montana. (modified after Ellis et al., 1999, in Flores et al., 2001, USGS Open File Report 01-126)

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Figure 5-8 Map showing the thickness of the overburden or rocks above the Wyodak-Anderson coal zone in the Powder River Basin. (modified after Ellis et al., 1999, in Flores et al., 2001, USGS Open-File Report 01-126)

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Hughes, William Donovan, and George Hampton, but could not be verified through published literature or measured desorption data. Only generalized data were available from fields that were more than 30 miles from the subject property.

Figure 5-9 is a CBM isotherm graph for Fort Union coals in the Powder River basin. The graph was presented by a local CBM operator, Western Gas Resources, as part of a coalbed methane seminar hosted by the U.S. Geological Survey in May 2001. It can used to estimate the gas content of coal as a function of pressure. Bottom hole pressures (in pounds per square inch) can be estimated as .43 times depth (in feet).

Some gas content data for the targeted coals was also provided by the Client; however, these gas contents were not obtained from desorption tests from wells on the Properties. Rather, they were estimated from a depth/gas content chart developed by Goolsby, Finley & Associates in their Powder River CBM study. This Appraiser independently used a number of sources to estimate ranges of gas contents that were then used for determining probabilistic gas resources. That methodology is described in more detail in Chapter 8 (Engineering Evaluation).

Gas composition can be analyzed as 1) hydrocarbon gas and 2) inert components. In the Powder River basin CBM play the hydrocarbon component is always more than 99 percent methane (C1) with less than 1 percent heavier components (C2+). Inert components are primarily CO2, usually about 5 percent.

Because the matrix permeability of the coals is reported to be in the millidarcy range, the cleats (fractures) are very important conduits for gas production. These high permeability pathways provide access for the gas to reach the well bore at commercial rates.

Coalbed gas accumulations are widespread and are characterized by large in-place resources. Although most wells will encounter gas in a widespread coalbed gas accumulation, some wells will be uneconomic because of low gas- or high water- production rates. In addition, production will be highly variable, even within a single play, because of the heterogeneous nature of coal beds.

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Figure 5-9 Coalbed Methane isotherm graph showing the relationship between gas storage capacity (gas content in cubic feet per ton) and formation pressure (related to depth, in pounds per square inch). (modified after Flores, 2001, in USGS Open File Report 01-235)

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Water is commonly produced from coalbed gas wells, especially during the early stages of production. Water production is usually required to reduce reservoir pressure and initiate gas desorption. Water production is variable and is controlled by factors such as permeability, cleat porosity, ground-water flow, and position of the water table. Water disposal poses a major environmental concern in the development of coalbed gas and has a strong effect on the economics of development.

Drilling for Coalbed Methane began at shallow depths of 200 to 500 feet. After commercial success was established, deeper wells began to be drilled. In the main north-south CBM fairway in Campbell County the vast majority of wells are less than 1000’ deep. Figure 5-10 shows the distribution of CBM well depths as of October 2000. Almost half of the wells were between 400 and 800 feet deep. Nearly three quarters were between 200 and 1000 feet. And less than 20 percent were below 1000 feet. With continued success and increased gas prices, more deep wells are being drilled.

5.2.4 Pipeline Infrastructure and Drilling Operations

Pipeline infrastructure is an important factor for transportation and marketing of the gas. Figure 5-11 shows the network of pipelines in the Powder River basin as of 2001. New gathering infrastructure is continually being added as new portions of the basin undergo CBM development. Lack of pipeline connections is not a long-term problem.

The Powder River basin generally has low rolling topography, is semi-arid with a sagebrush and grass plant covering. Because the CBM wells are mainly less than 2500 feet, small truck-mounted drilling rigs are used. This allows a minimum of well-site preparation and construction prior to drilling. Figure 5-12 shows a representative Powder River basin drilling rig in operation.

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Figure 5-10 Graph showing the depth range of CBM producing wells from January 1990 to October, 2000 in the Powder River Basin, Wyoming (graph provided by Fred Crockett, in Flores et al., 2001, USGS Open-File Report 01-126).

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Crow Reservation
Northern Cheyenne Reservation
Montana
Wyoming
Study Area
Johnson
Ownership
KN Interstate
Bear Paw Energy, LLC
Williston Basin Interstate
Thunder Creek Gas Services, LLC
Western Gas Resources
Northern Gas Company
Bitter Creek Pipeline, LLC
Fort Union Gas Gathering, LLC
Medicine Bow Lateral
CMS Gas Gathering, LLC
CMS Gas Gathering, LLC (Expansion)
Maverick Pipeline
Redstone Resources

Figure 5-11 Map showing the network of pipelines (map provided by Pierce Norton, in Flores et al., 2001, USGS Open-File Report 01-126)

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Figure 5-12 A photograph of a truck mounted rig used by gas developers for shallow drilling of the Fort Union coal beds in the Powder River Basin. (modified after Flores et al., 2001, USGS Open-File Report 01-126)

5.3 LOCAL PROJECT GEOLOGY

5.3.1 Buffalo Run and Dutch Creek Properties

The adjoining Buffalo Run and Dutch Creek properties are the sites of coalbed methane (CBM) projects in the northwestern portion of the Powder River basin in northeastern Wyoming (Figure 5-1). As of November 30, 2004, the project acreage included approximately 11,745 (gross) and 11,391 (net) acres in Sheridan County, Wyoming (Figure 5-13). The properties are located in townships T53N-57N, ranges R82W-83W; however, the vast majority of the acreage is located in townships T54N-55N, ranges R82-83W. The heart of the property is located approximately 10 miles southeast of the town of Sheridan, Wyoming.

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Sheridan
Dutch Creek
Pipeline Ridge
T55N
Buffalo Run West
Buffalo Run
Buffalo Run East
T54N
Horse Hill
T53N
R84W
R83W
R82W
R81W

Figure 5-13 Index map of Buffalo Run and Dutch Creek CBM Project areas showing acreage in yellow, wells, and outlines of individual acreage blocks with names. Map supplied by Client.

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The two properties were subdivided and re-designated as six separate acreage blocks: Buffalo Run Proper, Buffalo Run East, Buffalo Run West, Dutch Creek, Pipeline Ridge, and Horse Hill. For the purposes of this Appraisal Report, we will use the two principal names, Buffalo Run and Dutch Creek, when referring to these acreage positions for the ease of discussion.

5.3.1.1 Available Data

As part of our 2004 study of this area, the following materials were provided to Gustavson by the Client as an introduction to the project:

1.	Buffalo Run-Dutch Creek project summary by Continental Industries
2.	Buffalo Run geology map (isopach and structure of the shallow Burgess Coal)
3.	Several stratigraphic cross-sections through the project area and surrounding region
4.	Wells logs from Continental Industries first 28 CBM wells in the project area

These items were used to initially identify the area and the primary objectives of the projects. In addition to the geologic map, well logs, and cross-sections listed above, the data supplied by the Client included: a property description, lease listings and locations, a table reserve calculations for the seven targeted coalbeds that reported expected thicknesses, depths, gas contents, and recovery factors. The data package also included the Client’s anticipated development plans, economic requirements, and cash flow models. Spot checks indicate that their analysis is consistent and in accordance with generally accepted geologic practices.

Two regional Fort Union coal correlation cross-sections were taken from USGS Open-File Report 01-126 (Flores et al., 2001). Maps of coal and overburden thicknesses were also used from that USGS report. USGS Professional Paper 1625-A (Ellis et al., 1999) provided background on the general geology of the Powder River basin and a more detailed geologic analysis of Fort Union coal deposition.

5/5/2005	5-20	Gustavson Associates

5.3.1.2 Project Geology

As of November 30, 2004, 64 CBM test wells have been drilled by Continental Industries (as contract operator for Galaxy) on the subject acreage. Of those, only 27 wells were drilled to a depth sufficient to penetrate all of the targeted coals through the Cook coal. One well was drilled to the Roland coal. The remaining 36 wells were drilled to develop the shallow Burgess/Felix coal.

As part of our 2004 study, gamma ray logs were provided by the Client for 21 of the wells, including the first deep well. Logs from these wells, along with logs from a number of older wells that were drilled to evaluate pre-Tertiary objectives, were used by this Appraiser to construct coal isopach maps for all seven of the main coals. These maps were used to provide input data on ranges and average thicknesses of each of the coals. This data was then given to Gustavson’s petroleum engineer for use in calculating probabilistic CBM resources for the properties.

The most detailed map was that for the shallow Burgess coal because the vast majority of the wells were only drilled to that horizon. This Appraiser’s Burgess gross coal isopach map confirms the mapping by the Client’s technical staff with some minor variations. Within the Project area, the Burgess/Felix coal reaches a maximum gross thickness of 55 feet. The Client lists an average effective coal thickness of 40 feet for the Burgess coal. This Appraiser calculated an average gross coal thickness of 37 feet, which is within acceptable limits. However, this Appraiser has determined that the average net effective coal thickness for the Burgess coal is only 24 feet with a range from 9 to 36 feet because the gross interval includes interbedded units that we interpret to be non-reservoir shale and claystone. This opinion is supported by this Appraiser’s consultation with other CBM operators in the Powder River basin that have recovered shale from intervals with similar high-gamma ray log character as is seen on Continental’s logs. Although interpretive because of the nature of drill cuttings, the mudlog from the Continental Industries Campbell State 12-16-55-82 well, located in the Pipeline Ridge block of the Project, logged claystone in the high-gamma interval that subdivides the Burgess coal.

5/5/2005	5-21	Gustavson Associates

Isopach maps of the deeper Fort Union coals (Roland, Smith, Upper Anderson, Lower Anderson, Canyon or Monarch, and Cook) indicate that individual coals generally range in thickness from 5 feet to nearly 40 feet but average between 10 and 20 feet. On the average, aggregate coal thickness of the six main Fort Union coals is about 90 feet.

As part of this study, the Client provided to Gustavson a spreadsheet containing coal thickness data for all of the 27 well drilled through all the coals. Average coal thickness from this data agreed very closely with the average coal thickness used in last year’s study; therefore, no changes were made in net coal thickness nor in estimated CBM resources for this area.

After reviewing both public and private data for this project, it is the geologic opinion of Gustavson Associates that sufficient volumes of coal and coalbed methane are present in the upper Fort Union to make this interval an attractive drilling target in the Project area. Production from the shallow Burgess/Felix coal in the overlying Wasatch formation is more speculative because there is not a well-established production history for this coal interval in the basin. If successful, Burgess coal CBM development at the Buffalo Run and Dutch Creek Projects will help to provide a production history for this particular coal.

Reservations in this geologic opinion are based on:

1.	A lack of sufficient subsurface data to accurately correlate and map the individual coal seams over large distances,
2.	The expectation that individual coal beds will thicken, thin, merge, and/or split apart over relatively small distances,
3.

The fact that the gas-in-place calculation is based on the sum of many thin coals, each averaging 10-20 feet thick for the most part, rather than on a single thick coal as is targeted in the vast majority of Powder River Basin CBM wells,

4.	And the ability to dewater the coal beds, which has not yet been demonstrated, in this portion of the Powder River basin.

5/5/2005	5-22	Gustavson Associates

5.3.2 Leiter Property (Inclusive of Ucross Ranch)

This property is the site of the Leiter Coalbed Methane (CBM) Project in the northwestern portion of the Powder River Basin in northeastern Wyoming (Figure 5-1). The project acreage includes approximately 15,657 gross and net acres in Sheridan and Johnson counties, Wyoming (Figures 5-14 and 5-15). Included in the Leiter Property are leases covering the Ucross Ranch. Figure 5-15 shows the relationship of the Leiter and the Ucross Ranch properties to the other Galaxy projects in the northwestern Powder River basin. Most of the acreage is situated along the Clear Creek drainage. The property is located in townships T53N-55N, ranges R78W-80W on the gently dipping eastern limb of the Powder River basin. The basin axis lies approximately 10 miles to the west. The rapidly developing Prairie Dog Creek CBM field is located about 30 miles to the northwest of the subject property, and the main CBM producing fairway of the central Powder River Basin is located approximately 20 miles to the east. However, a more extensive western Powder River Basin CBM fairway, spanning the region between the Prairie Dog Creek Field and the Leiter Project area, is currently undergoing active development by multiple operators.

Galaxy Energy, through its contract operator Continental Industries, has commenced drilling CBM wells on the project acreage. As of November 30, 2004, 20 coalbed methane wells had been drilled, completed, and shut-in pending initial dewatering operations (Figure 5-14). The five wells were drilled by the previous owner, Pioneer Oil, LLC. Another 76 locations are available to drill in the main portion of the Leiter leases, with another 15 in the Ucross Ranch area. Locations have been identified that should be capable of recovering gas reserves from one or more of the 8-12 separate coal seams that are present within the Tongue River member of the Fort Union formation at depths ranging from 350 feet to 2,500 feet (see Figure 5-14).

5/5/2005	5-23	Gustavson Associates

Figure 5-14 Map of Leiter Acreage, Including Ucross Ranch

5/5/2005	5-24	Gustavson Associates

Figure 5-14

J.M. Huber
Prairie Dog Creek Field
50 mmcfd
Fidelity E&P Company
Sheridan
Pipeline Ridge
Huber/Suncor
Leiter
SRW
Ucross Ranch
Marathon
Arvada Field
30 mmcfd
Galaxy Energy Corporation
Powder River Basin CBNG
Basin Activity Map
WELL SYMBOLS

Figure 5-15 Galaxy Energy CBM projects in the northwestern Powder River basin. Ucross Ranch is part of the Leiter Project and Pipeline Ridge is part of the Buffalo Run/Dutch Creek Project. Map supplied by Client.

5/5/2005	5-25	Gustavson Associates

5.3.2.1 Available Data

Two reports and one map were provided to Gustavson as an introduction to the Project:

1.	Leiter Estate Project Summary by Pioneer Oil LLC
2.	Geologic Report of the Leiter Estate Project by Michael J. Connelly
3.	Leiter Field Map with Ownership prepared by KTI for Pioneer Oil LLC

These items were used to initially identify the area and the primary objectives of the project. The reports included: a preliminary deal description, lease listings and locations, references to important wells with geologic summaries and some log data, early maps of coal thicknesses and depths, preliminary engineering plans, economic requirements, and cash flow models. Spot checks indicate that their analysis is consistent and in accordance with generally accepted geologic practices. Other supporting data (primarily well logs and state reports) were downloaded from the Wyoming Oil and Gas Conservation Commission website.

Two regional Fort Union coal correlation cross-sections were taken from USGS Open-File Report 01-126, (Flores et al., 2001). Maps of coal and overburden thicknesses were also used from that USGS report. USGS Professional Paper 1625-A (Ellis et al., 1999) provided background on the general geology of the Powder River basin and a more detailed geologic analysis of Fort Union coal deposition.

5.3.2.2 Project Geology

There are seven CBM test wells drilled by Pioneer on the subject acreage, at the following locations:

swne 24-55N-79w	Pioneer Perry #7	2080 TD
nese 24-55N-79w	Pioneer Perry #9	3355 TD
nesw 24-55N-79w	Pioneer Perry #11	2012 TD
swsw 24-55N-79w	Pioneer Perry #13	2114 TD
swse 24-55N-79w	Pioneer Perry #15	2648 TD
nenw 30-55N-78W	Pioneer Little #1	2265 TD

5/5/2005	5-26	Gustavson Associates

All Pioneer TD

These wells have six coal seams above 1350 feet (shallow well targets) and another six coal seams below 1350 feet (deep well targets). The coal seams, thicknesses, and depths are listed by well in Table 5-1. The average aggregate coal thickness for the six shallow zones is 60 feet or 10 feet per seam. The average aggregate coal thickness for the six deep zones is 65 feet or 11 feet per seam.

Table 5-2 is a volumetric estimate of gas-in-place for 80-acre tracts in the Leiter project area. Multiplying by an assumed 60 percent recovery factor yields the producible gas per 80-acre tract. Based on the CBM Isotherm graph (Figure 5-9), the upper zones are expected to average 50 cubic feet of gas per ton of coal and the deeper zones are expected to average 60 cubic feet per ton of coal. Gas-in-place is estimated at 430 and 559 MMCFG per 80-acre tract for shallow and deep zones respectively. Recoverable gas is estimated at 258 and 335 MMCFG for the same area and respective depth ranges.

The Client provided Gustavson with a table of coal thickness data encountered in the 27 wells drilled to date in the Ucross Ranch area. This data was utilized in estimating probabilistic CBM resources for this area, as discussed in Section 8 below. The average thickness for the coals in this area is shown below:

Coal	Average Thickness, ft
Felix	23
Roland	26
Smith	22
Upper Anderson	8
Mid Anderson	11
Lower Anderson	6
Upper Canyon	6
Lower Canyon	10
Cook	18
Wall	13
Upper Pawnee	8
Lower Pawnee	13

5/5/2005	5-27	Gustavson Associates

				TABLE 5-1
Table of Coal Thicknesses and Depths
NW Powder River Basin -- Pioneer Oil LLC -- Leiter Estate Project -- Sheridan Co., Wyoming

Well	Perry #7	Perry #9	Perry #11	Perry #13	Perry #15	Little #1	Moore #2	Avg
Location	swne 24	nese 24	nesw 24	swsw 24	swse 24	nenw 30	nwnw 12	All
Township	55N-79w	55N-79w	55N-79w	55N-79w	55N-79w	55N-78W	53n-80w	Wells
KB	3978	3916	3927	3979	3868	3787	3998
Driller's TD	2080	3355	2012	2114	2648	2265	2300

Coal	Felix	Felix	Felix	Felix	Felix	Felix	Felix	Felix
Depth	468	409	426	494	362
Thickness	8	7	12	10	11	0	0	6.86

Coal	Roland	Roland	Roland	Roland	Roland	Roland	Roland	Roland
Depth	586	528	552	607	486	362	876
Thickness	12	12	13	13	14	12	23	14.14

Coal	Smith	Smith	Smith	Smith	Smith	Smith	Smith	Smith
Depth	699	620	665	730	592	466	974
Thickness	11	5	7	6	6	5	16	8.00

Coal	Swartz	Swartz	Swartz	Swartz	Swartz	Swartz	Swartz	Swartz
Depth	982	907	936	986	873	760
Thickness	14	13	15	10	15	14	0	11.57

Coal	Anderson	Anderson	Anderson	Anderson	Anderson	Anderson	Anderson	Anderson
Depth	1183	1097	1134	1186	1064	958	1488
Thickness	13	11	8	10	10	10	10	10.29

Coal	Upper Canyon	Upper Canyon	Upper Canyon	Upper Canyon	Upper Canyon	Upper Canyon	Upper Canyon	Upper Canyon
Depth	1258	1207	1225	1285	1156	1026	1566
Thickness	8	11	6	12	10	8	11	9.43

Upper 1300'	66	59	61	61	66	49	60	60.29

Coal	Lower Canyon	Lower Canyon	Lower Canyon	Lower Canyon	Lower Canyon	Lower Canyon	Lower Canyon	Lower Canyon
Depth	1601	1512	1556	1570	1460	1336
Thickness	7	6	8	6	8	6	0	5.86

Coal	Upper Cook	Upper Cook	Upper Cook	Upper Cook	Upper Cook	Upper Cook	Upper Cook	Upper Cook
Depth	1656	1564	1604	1629	1520	1413	1927
Thickness	12	10	10	11	10	6	7	9.43

Coal	Lower Cook	Lower Cook	Lower Cook	Lower Cook	Lower Cook	Lower Cook	Lower Cook	Lower Cook
Depth	1784	1702	1730	1900	1640	1505
Thickness	14	12	12	10	10	11	0	9.86

Coal	Wall #1	Wall #1	Wall #1	Wall #1	Wall #1	Wall #1	Wall #1	Wall #2
Depth	1908	1815	1877	1963	1781	1616	2132
Thickness	14	12	12	13	11	12	15	12.71

Coal	Wall #2	Wall #2	Wall #2	Wall #2	Wall #2	Wall #2	Wall #2	Wall #3
Depth	1955	1875	1917	2003	1831		2192
Thickness	8	7	9	9	11	0	10	7.71

Coal	Pawnee	Pawnee	Pawnee	Pawnee	Pawnee	Pawnee	Pawnee	Pawnee
Depth	2006	1922	1972	2059	1894	1720	not deep enough
Thickness	20	22	22	23	22	29		23.00
								excl Moore #2
1300'-2100'	75	69	73	72	72	64	32	70.83

Whole Well	141	128	134	133	138	113	92	131.12

5/5/2005	5-28	Gustavson Associates

		TABLE 5-2
Coalbed Methane - Leiter Estate Project - Sheridan Co., WY
Volumetric Gas-In-Place Estimate
English-Metric Conversions

area	area	thickness	thickness	volume
in acres	in hectares	in feet	in meters	in cu meters
80	32.376	60	18.29	5.92E+06
80	32.376	65	19.82	6.42E+06

density	mass	weight	weight	gas content
In gm/cc	in kg	in mTons	in tons	cf/ton
1.32	7.82E+09	7.82E+06	8.60E+06	50
1.32	8.47E+09	8.47E+06	9.32E+06	60

Gas content	recovery	produced
mmcf	factor	mmcf
429.97	60.00%	257.98
558.96	60.00%	335.38

After reviewing both public and private data for this project, it is the geologic opinion of Gustavson Associates that sufficient volumes of coal and coalbed methane are present in the upper Fort Union to make this interval an attractive drilling target in the project area.

Reservations in this geologic opinion are based on:

1.	A lack of sufficient subsurface data to accurately correlate and map the individual coal seams over large distances,
2.	The expectation that individual coal beds will thicken, thin, merge, and/or split apart over relatively small distances,

5/5/2005	5-29	Gustavson Associates

3.

The fact that the gas-in-place calculation is based on the sum of many thin coals, each averaging 10 feet thick, rather than on a single thick coal as is targeted in the vast majority of Powder River basin CBM wells,

4.	And the ability to dewater the coal beds, which has not yet been demonstrated, in this portion of the Powder River Basin.

5.3.3 Suncor Property

The Suncor property is located in townships T53-57N and ranges R79-82W in the northwestern portion of the Powder River Basin (Figure5-1). It is bracketed on the east and south by Galaxy’s Leiter/Ucross property and on the west by the Buffalo Run/Dutch Creek (Pipeline Ridge) property (Figure 5-15). A detailed map of the Suncor property is shown in Figure 5-16. Galaxy has acquired 50% working interest in 55,826 gross acres in the Suncor property from Suncor, resulting in 27,913 net acres. The remaining 50% WI is currently held by Windsor Energy who purchased their interest from J. M. Huber.

5.3.3.1 Available Data

The Client did not provide the Appraiser with any geologic data (maps, cross sections, well logs, or coal thickness tables) for the Suncor property. The Appraiser relied on public domain data from the Wyoming Oil and Gas Conservation Commission website for log and completion data that were used for the geologic characterization summary that is presented in the following Subsection.

5.3.3.2 Project Geology

The Suncor property was being developed jointly by Huber and Suncor with Huber as the operator. Huber drilled at least 30 wells to the Roland coal at depths ranging from 770 feet to 1600 feet. Many more locations were permitted but never drilled. The Roland coal ranges from about 8 feet to 30 feet in thickness with an average thickness of about 20 feet. These thickness

5/5/2005	5-30	Gustavson Associates

and depth ranges are based on examination of logs from a representative number of the Huber wells that were available on the Wyoming Oil and Gas Conservation Commission website.

T56N-R82W
T56N-R81W
T56N-R80W
T56N-R79W
T55N-R82W
T55N-R80W
T55N-R79W
T54N-R82W
T54N-R81W
T54N-R79W
T53N-R82W
T53N-R81W
T53N-R80W
Galaxy Energy Corporation
Powder River Basin CBM
Suncor-Beaver Creek
Well Location Map
FEET

Figure 5-16 Map of Galaxy Energy’s acquired Suncor Property with locations of drilled CBM wells.

5/5/2005	5-31	Gustavson Associates

Huber did not drill below the Roland coal but other operators have drilled to the deeper coals of the Wyodak-Anderson interval. CBM resources should be present within these deeper coals as well as in the Roland coal.

The limited amount of production history from the Roland coal in seven Huber wells in township T55N-R80W has been discouraging, however there may be mechanical and well management reasons for the seemingly poor performance. This is discussed later in the Engineering Evaluation in Chapter 8.

5.3.4 West Recluse Property

The West Recluse property is located in township T55N-R74E in Campbell County, Wyoming on the gentle east flank of the Powder River Basin (Figure 5-1). The property consists of 1397.39 gross and net acres. Figure 5-17 is a detailed map of the West Recluse property showing well locations, status, and targeted coals. As of November 30, 2004, nine wells on this property were selling about 380 MCF per day of gas, total.

5.3.4.1 Available Data

The Client did not provide the Appraiser with any geologic data (maps, cross sections, well logs, or coal thickness tables) for the West Recluse property. The Appraiser relied on public domain data from the Wyoming Oil and Gas Conservation Commission website for log and completion data that were used for the geologic characterization summary that is presented in the following Subsection.

5.3.4.2 Project Geology

The West Recluse property is located high on the gentle east limb of the Powder River Basin near the northeastern limit of the main CBM fairway. Four coals are being developed at this property. They include the Canyon and Cook coals of the Wyodak-Anderson interval and the deeper Wall and Pawnee coals (see Figure 5-4).

5/5/2005	5-32	Gustavson Associates

MAP KEY
Canyon Coal producing well
Cook Coal producing well
Wall Coal producing well
Canyon Coal shut-in well
Cook Coal shut-in well
Wall Coal shut-in well
Pawnee Coal shut-in well
Canyon Coal permitted site
Cook Coal permitted site
Wall Coal permitted site
Canyon Coal, site estimated
Cook Coal, site estimated
Wall Coal, site estimated
Delaney 11-5
Fed 9-5
Double 6-1
Fed 3-2 & 5-2
Fed 9-2
Fed 15-2
Barbe 13-1
Barbe 1-11
Barbe 3-12
Barbe 5-12
Barbe 11-12
Barbe 13-12
Fed 1-7
Fed 5-8
Fed 7-9
Fed 11-7
Fed 11-8
Fed 12-9
Fed 13-7
Fed 13-8
Fed 5-17
Fed 14-9
Werner Rd (County Rd)
Greenough Rd (County Rd)
Recluse Rd (County Rd)

Figure 5-17 West Recluse field map with producing and shut-in well locations, permitted locations, and estimated (anticipated) locations, color-coded by coal seam.

5/5/2005	5-33	Gustavson Associates

The following summary of coal thicknesses and depths are based on review of the logs from four Continental Industries (Galaxy) wells drilled on the property. The shallowest coal that is currently being developed is the Canyon coal that occurs at depths ranging from 426 feet to 680 feet. The coal ranges in thickness from 32 feet to 46 feet with an average thickness of 40 feet.

The depth to the underlying Cook coal ranges from 577 feet to 788 feet. This coal ranges in thickness from 26 feet to 39 feet with an average thickness of 34 feet.

The Wall coal occurs over a depth range from 720 feet to 900 feet and varies in thickness from 25 feet to 30 feet with an average of 27 feet.

The deepest developed coal is the Pawnee seam that occurs over a depth range from 858 feet to just over 1000 feet and varies in thickness from 13 feet to 19 feet with an average thickness of 16 feet. Only two of the wells were drilled to this deepest coal so estimates of thickness and depth are the least constrained.

The total aggregate thickness of the developed coals beneath the West Recluse property is estimated range from 108 feet to 166 feet with an average of 137 feet. Both the thickness of individual coals and the aggregate thickness make this property an attractive one for CBM development.

5.3.5 Glasgow Property

The Glasgow property is located in township 41N-72E in Campbell and Converse counties, Wyoming at the southern end of the main CBM fairway (Figure 5-1). The property consists of 3039.59 gross and net acres. A detailed map of the property showing well locations is presented in Figure 5-18. As of November 30, 2004, 15 wells on this property, in early stages of dewatering, were selling between 50 and 94 MCF per day of gas, total.

5/5/2005	5-34	Gustavson Associates

Glasgow
Locations and Wells
PUD Location
Probable Location
Possible Location
Producing well, LW
Shut-inwell, LW
Shut-inwell, UW
Galaxy-State
Galaxy-Federal
Lance-Federal
Lance Fee/State
Coleman Undifferentiated
Yates Federal
Devon Federal
Kinder-Morgan Pipeline
Western Gas Pipeline
R72W
0
5,666
FEET

Figure 5-18 Map of Glasgow CBM Project area with lease ownership, CBM well locations and proposed locations.

5/5/2005	5-35	Gustavson Associates

5.3.5.1 Available Data

The Client did not provide the Appraiser with any geologic maps, cross sections or well logs for the Glasgow property; however, they did provide a table of coal thicknesses and depths for eight of their wells. In addition, this Appraiser relied on public domain data from the Wyoming Oil and Gas Conservation Commission website for log and completion data for additional CBM wells in the same township that were also used in the geologic characterization summary that is presented in the following Subsection.

5.3.5.2 Project Geology

The Glasgow CBM project targets the Upper and Lower Wyodak coals at depths ranging from 400 feet to 800 feet. The Upper and Lower Wyodak coals are separated by a nonproductive shale interval that varies somewhat in thickness. Based on 15 wells in the area, including eight Continental Industries (Galaxy) wells in Section 16, the combined average thickness of the Upper and Lower Wyodak coals is approximately 68 feet. The combined Upper and Lower Wyodak coals average 75 feet in thickness in the eight wells in Section 16 based on Continental’s picks (Table 5-3).

The total aggregate thickness of the Upper and Lower Wyodak coals beneath the Glasgow property and their apparent relative uniformity in thickness across the area make this property an attractive one for CBM development.

5/5/2005	5-36	Gustavson Associates

TABLE 5-3
COAL THICKNESSES AND DEPTHS - CONTINENTAL INDUSTRIES WELLS
GLASGOW PROJECT - CAMPBELL COUNTY, WYOMING

				TOP		BOTTOM
API	WELL	COAL	DATUM	MD VALUE	SS VALUE	MD VALUE	SS VALUE	GROSS-H	MIDCOAL-MD
49005504710000	1-16 UW	UPPER WYODAK	4785	398	4,387	433	4,352	35	416
49005346210000	1-16 LW	LOWER WYODAK	4791	558	4,233	602	4,189	44	580
49005504730000	3-16 UW	UPPER WYODAK	4867	491	4,376	527	4,340	36	509
49005504950000	3-16 LW	LOWER WYODAK	4867	661	4,206	704	4,163	43	683
49005504840000	5-16 UW	UPPER WYODAK	4975	540	4,435	573	4,402	33	557
49005504720000	5-16 LW	LOWER WYODAK	4974	771	4,203	810	4,164	38	790
49005504860000	7-16 UW	UPPER WYODAK	4887	482	4,405	520	4,367	37	501
49005504850000	7-16 LW	LOWER WYODAK	4887	682	4,205	715	4,172	33	699
49005504880000	9-16 UW	UPPER WYODAK	4814	400	4,414	435	4,379	35	417
49005504910000	9-16 LW	LOWER WYODAK	4813	584	4,229	627	4,186	43	605
49005504890000	11-16 UW	UPPER WYODAK	4907	506	4,401	541	4,366	35	523
49005504920000	11-16 LW	LOWER WYODAK	4907	702	4,205	741	4,166	39	722
49005504900000	13-16 UW	UPPER WYODAK	4989	586	4,403	621	4,368	35	604
49005504930000	13-16 LW	LOWER WYODAK	4987	785	4,202	822	4,165	37	804
49005504870000	15-16 UW	UPPER WYODAK	4904	512	4,392	548	4,356	36	530
49005504940000	15-16 LW	LOWER WYODAK	4904	694	4,210	734	4,170	40	614

Data from Continental Industries LC

5/5/2005	5-37	Gustavson Associates

5.4 PROJECT WELL SELECTIONS

5.4.1 Spacing Units

Well spacing is subject to the rules of the Wyoming Oil and Gas Conservation Commission (WOGCC). This commission establishes the size and shape of the acreage blocks allotted to producing wells in an attempt to provide for orderly development, to protect correlative rights, and to prevent waste. In the Powder River basin CBM area the WOGCC has established 80 acre Wellsite Spacing Units that consist of two 40-acre squares which are adjacent to each other in a north-south direction.

Because there are 640 acres in a regular section (square mile), there are 8 spacing units in a section. Only one well is allowed per spacing unit for a particular production zone. Therefore, two wells can be drilled on a spacing unit if they produce from different production zones (e.g. shallow and deep).

A review was done of available drill site spacing units on the subject acreage in order to estimate the number of wells needed to fully develop the property. In general, it is desirable to have coalbed methane wells clustered in compact areas in order to maximize the pressure reduction effects of dewatering. Acreage blocks that are long and narrow are poorer choices for development than blocks that allow the drilling of 2 or 3 spacing units in all surrounding directions. Wells on isolated 80 or 160-acre tracts should not be drilled unless surrounding acreage is acquired.

5.4.2 Planned Locations

As described above, locations are allowed on 80-acre spacing, and Galaxy has generally planned to fully develop the contiguous portions of their Wyoming projects described above on such 80-acre spacing units, with the exception of the Suncor acreage, for which plans are at a very preliminary stage. The planned locations per project are shown in Table 5-4 below.

5/5/2005	5-38	Gustavson Associates

Table 5-4

Drilling beyond the planned well program may become possible on such already-purchased Galaxy acreage, but will be subject to State of Wyoming in-fill drilling rules2 and/or to the future juxtaposition to the locations of neighboring CBM projects.

_________________________

2Wyoming allows CBM drilling on 80-acre spacing. Spacing may be reduced at some point in the future to a 40-acre spacing, thereby doubling of the number of well locations with unknown economic results.

5/5/2005	5-39	Gustavson Associates

5.4.3 Regulatory Issues

Water from coal seam dewatering is the one of the major potential adverse environmental impacts from CBM production. Dewatering of the coal seams is essential to a successful CBM operation. The groundwater produced from the coal seams varies considerably from one portion to another of the Powder River Basin and by individual coal seams. Produced water can vary in quality from potable to unusable (high in sodium and various metals, including barium, iron, and manganese).

Water yield estimates from the Fort Union coals range from 10 to over 160 gallons per minute. CBM produced water was generally discharged into surface waters during the early period of CBM development in the basin. This situation is still permitted, although the operator must demonstrate to the Wyoming Department of Environmental Quality (WDEQ) that the produced water will have no deleterious effects. According to the Record of Decision (ROD) FEIS, a Water Management Plan (WMP) will be required for all CBM Applications to Drill (APD).

The coal seam groundwater may have a high sodium content that can adversely impact sodium sensitive soil. The groundwater may also adversely impact surface waters if the groundwater is high in metals (notably iron and manganese) and total dissolved solids (often calcium sulfate or sodium bicarbonate). Landowners in the southern PRB have been reluctant to use the CBM groundwater as an irrigation resource for fear that the relatively scarce and valuable croplands would be damaged from salts and other materials in the groundwater. As stated above, it is now much more difficult to obtain permission to release CBM groundwater into local drainages.

Produced water is being disposed of by a variety of methods in the PRB. The methods include surface discharges through outfalls, permitted by the WDEQ and the WSEO. The outfalls may feed into small stock ponds or infiltration impoundments, before reaching surface drainages. Other methods employed include evaporation enhancement, injection, percolation, irrigation, surface containment, and treatment.

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Evaporation enhancement uses atomizers installed on towers above the ground. The soil beneath the spray towers is subject to the buildup of trace elements, including sodium. The soil is monitored periodically and remediated if necessary (see discussion below). The position of the towers is rotated so that build up is not concentrated in one area.

Injection is an alternative disposal method, although the method may not be as economically attractive because of the additional cost of pumping. The potential high cost (electricity, pumps) and uncertainty (premature plugging of the receiving aquifer, overcoming high reservoir pressures) associated with the method make it a relatively less attractive disposal alternative.

Percolation is being used in areas where scoria (sediments baked by underground coal fires that are highly fractured and permeable) or near surface aquifers are present.

Infiltration basins are used to dispose of produced water. These basins are located in areas with internal drainage or in off channel areas. The impoundments are unlined and are often used as stock ponds. Poorer quality water is contained in large impoundments for evaporation.

Irrigation may also be used to dispose of a portion of the produced water. The landowner takes the water, generally diluting it with other water resources, and sprays it onto hay or alfalfa fields used for cattle feed. The irrigated soils are closely monitored for sodium buildup by consultants hired by the operator or landowner.

Treatment of the produced water is a possibility (generally through reverse osmosis to reduce SAR and remove barium, or by oxidizing the iron prior to discharge by various techniques). Treatment is usually relatively expensive on a per barrel basis.

Producing companies are required to conduct sampling of their produced CBM groundwater per their National Pollutant Discharge Elimination System (NPDES) permits (issued by the WDEQ). The WDEQ is also requiring that groundwater monitoring wells be placed around evaporation and infiltration ponds to determine what effects the CBM groundwater is having on the local unconfined groundwater quality, elevation and flow direction.

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6. APPRAISAL PROPERTY PROFILE – MONTANA CBM PROPERTIES

6.1 LOCATION AND GENERAL GEOLOGY OF PROPERTIES BEING APPRAISED

Two Montana Galaxy Coalbed Methane (CBM) Projects are included in this Appraisal Report. They are located in the northern Powder River Basin at the northern end of the CBM fairway in southeastern Montana (Figure 5-1). The two properties, Kirby and Castle Rock, together encompass approximately 222,622 (gross) and 32,369 (net) acres in Big Horn, Rosebud and Powder River counties. Detailed acreage maps for the two properties are included in Section 6.3 of the Report.

6.2 REGIONAL GEOLOGY

The reader is referred to section 5.2 of this Report for a discussion of the regional geologic setting for these coalbed methane projects. The Wyoming and Montana portions of the basin share a common geologic history and many of the coal zones that are present in the Wyoming portion of the Powder River Basin CBM play extend northward into southern Montana.

6.3 LOCAL PROJECT GEOLOGY

6.3.1 Kirby and Castle Rock Properties

Kirby and Castle Rock projects are located on the gentle east limb of the Powder River Basin. The Kirby property, which consists of 91,921 (gross) and 14,973 (net) acres in townships T6S-8S, ranges R37-41E in Big Horn and Rosebud counties. The Castle Rock property, which includes 130,700 (gross) and 17,396 (net) acres, is located to the east of Kirby in townships T1N-8S, ranges R45-49E in Powder River County. Figure 6-1 is a map showing the locations of the two projects.

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Figure 6-1 Land map showing Kirby and Castle Rock properties, southeastern Montana.

Powder River Gas LLC MONTANA CBM PROPERTIES
Local Government
County property
CUSTER Nat. Forest
Private Land
Water
CP_PRG Fee
CP_PRG Fee Partial
CP_PRG State
CP_PRG FEDERAL
CP_Fee Open
POWDER RIVER
ROSEBUD
BIG HORN
Castlerock
132,000 ac
Kirby
91,000 ac
MT

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6.3.1.1 Available Data

The following materials were originally provided to Gustavson by the Client in 2003 as a part of a previous technical due diligence review of the two prospect submittals from Quaneco, LLC:

1.	Kirby Prospect Summary by Quaneco, LLC
2.	Castle Rock Prospect Summary by Quaneco, LLC

These two technical reports form the basis for the geological review. In addition, production information provided by IHS was used by the Gustavson engineering staff in the previous due diligence review to evaluate the performance of the CX Ranch field, the nearest CBM production to the two properties. Although that field produces from stratigraphically younger coals, it is the best analog for this region of Montana.

As a part of the present Appraisal, the Client also provided Gustavson with some desorption test data and mudlog gas content data from five stratigraphic tests drilled on the Castle Rock property (Sproule Associates Inc. report dated September, 2004).

6.3.1.2 Project Geology

To date the only significant CBM field that has been developed on the Montana side is CX Ranch that is operated by Fidelity Exploration and Production Company. As of late 2002, that field was reportedly producing around 25,000 MCFGPD from some 244 wells. Cumulative production was about 20 BCFG. Production in that field has been established in the Anderson, Dietz, Monarch and Carney coals of the Wyodak-Anderson coal zone (see Figure 5-4). These coals are absent by erosion at Galaxy’s two Montana properties. Quaneco, LLC, operator of the two properties is targeting deeper Tongue River (Ft. Union) coals in the two projects.

The Kirby project targets the Wall, Brewster Arnold, Sawyer and Flowers-Goodale coals at depths ranging from 500 feet (Wall coal) to 1,000-1,900 feet for the three deeper coals (Figure 5-4). Total aggregate coal thickness is anticipated to be 100 feet, with 50-60 feet of the total thickness attributable to the shallow Wall coal.

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The Castle Rock project targets the Pawnee, Sawyer and Flowers-Goodale coals at depths ranging from 500 feet to 1,500 feet. Total aggregate coal thickness is expected to exceed 80 feet for the three main coals and other secondary coals. The Pawnee, Sawyer and Flowers-Goodale coals average 22 feet, 16 feet, and 26 feet in thickness, respectively.

A review of the gas content data from the 2004 Sproule Associates report indicates that the coals in Montana have similar gas contents to the coals across the border in Wyoming. Coals at depths ranging from 156 feet to 1168 feet had gas contents ranging from less than 10 scf/ton to 77 scf/ton. Exceptionally low gas contents were measured from cored intervals of the Pawnee and Flowers-Goodale coals in one of the wells and may be questionable. The same seams in other wells had significantly higher gas contents that indicate fully saturated or only slightly undersaturated conditions.

6.4 PROPOSED DEVELOPMENT PLANS

At Castle Rock, the operator, Quaneco, has submitted a proposal to Galaxy for a staged 372-well development plan in the Stevens Ranch area. The area covered by the plan is fee acreage, relatively close to a sales pipeline. Plans include 94 pads with two single-seam and two multi-seam wells per location. Three water management systems are proposed: evaporator facilities, off-channel storage pits, and shallow storage/retrieval wells. The first phase of development, considered a “pre-pilot,” includes drilling of three wells and testing to determine water and gas rates. The next phase, for which permits are expected by May 2005, is to include 16 pads with four wells each, as described above. Quaneco expects production to begin as early as summer of 2005. Drilling of subsequent phases is planned for summer/fall of 2005, and spring 2006.

Regardless of the imminent nature of these plans, it is the opinion of this Appraiser that construction of a cash flow forecast based on these plans in this untested area is too speculative to be considered an appropriate tool for appraisal of this acreage.

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7. APPRAISAL PROPERTY PROFILE – TEXAS PROPERTIES

7.1 LOCATION AND GENERAL GEOLOGY OF PROPERTIES BEING APPRAISED

Dolphin Energy Corporation (a wholly owned subsidiary of Galaxy Energy Corp.) has leased approximately 2,780 acres on six specific prospects that are located in southern Rusk and northern Nacogdoches counties, Texas in the East Texas Basin. All of these prospects are located near the massive Exxon operated Trawick Field (>1 TCFG) or near smaller satellite fields in the vicinity of Trawick (Figure 7-1). The six prospects are:

Crockett – Rusk County, northwest of Trawick field
Ezim Field Extension – Rusk County, northwest of Trawick field
Northeast Trawick – Rusk County, northeast of Trawick field
Southwest Mount Enterprise – Rusk County, northeast of Trawick field
West Trawick – Nacogdoches County, west of Trawick field
East Trawick – Nacogdoches County, east of Trawick field

7.2 REGIONAL GEOLOGY

7.2.1 Regional Setting

Geologically, these prospects are located in the eastern shelf of the East Texas Basin. The Sabine Uplift forms the eastern margin of the basin (Figures 7-1 and 7-2). The East Texas Basin is a mature major hydrocarbon province that formed in Late Triassic to Early Jurassic time. The basin was filled with over 20,000 feet of Jurassic and Cretaceous sediments. The basin is floored by the Middle Jurassic Louann salt. Thickness of the salt is highly variable due to dissolution and salt flowage. Where present the salt has formed salt pillows and diapers that have deformed the overlying strata (Wood and Giles, 1982). Trawick field is located over a deep-seated salt structure.

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Figure 7-1 Location map of fields containing reservoirs in the Lower Cretaceous Trinity Group carbonates and Travis Peak sandstone. Red stars are locations of the six Dolphin (Galaxy) properties. (modified after Finley et. al., 1989)

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COLLIN CO.
FANNIN CO.
HUNT CO.
DELTA CO.
RED RIVER CO.
BOWIE CO.
TITUS CO.
FRANKLIN CO.
MORRIS CO.
CASS CO.
MEXIA - TALCO FAULT SYSTEM
HOPKINS CO.
RAINS CO.
WOOD CO.
CAMP CO.
UPSHUR CO.
MARION CO.
DALLAS CO.
ROCKWALL CO.
KAUFMAN CO.
VAN ZANDT CO.
GINGER
ALBA
QUITMAN
MANZIEL
ROSEWOOD
HAINESVILLE
GRAND SALINE
HAWKINS
ELLIS CO.
VAN
STEEN
SMITH CO.
ASH
MOUNT SYLVAN
EAST TYLER
HARRISON CO.
GREGG CO.
RUSK CO.
HENDERSON CO.
NAVARRO CO.
OPELIKA
GIRLIE-CALDWELL
WHITEHOUSE
SABINE UPLIFT
LARUE
BROOKS
BULLARD
CHEROKEE CO.
ANDERSON CO.
PANOLA CO.
CAYUGA
BOGGY CREEK
BRUSHY CREEK
CONCORD
BETHEL
FREESTONE CO.
KEECHI
MAYDELLE
FLEETO
MOUNT ENTERPRISE FAULT SYSTEM
PALESTINE
RED LAKE
BUTLER
SLOCUM
ELKHART
OAKWOOD
ELKHART GRABEN
HERRING
NAVARRO CROSSING
BUFFALO
NACOGDOCHES CO.
LIMESTONE CO.
LEON CO.
SOUTH BUFFALO
HOUSTON CO.
ANGELINA CO.
Uplift Boundary
Salt Structures
Faults
0 10 20mi
0 10 20 30km
N

Figure 7-2 Major structural elements of the East Texas Basin. Location of Dolphin (Galaxy) properties shown by red star.

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The Mount Enterprise fault system is a belt of west to southwest trending en echelon normal faults that stretch across southern Rusk County. These faults form horsts and grabens and developed in response to deep salt movement and salt withdrawal. This movement resulted in the collapse of the overlying section into withdrawal areas, forming an overall graben. Fault movement began in late Jurassic time and continued throughout the Cretaceous and into Tertiary. Some of the faults of this system are growth faults that affected deposition of the Paleocene-Eocene Wilcox Group (Jackson, 1982). Wilcox sands are major reservoirs throughout the Texas Gulf Coast. Dolphin’s prospects are located either in the southern portions of the Mount Enterprise fault system or to the south of the fault system (Figures 7-1 and 7-2).

Although salt-driven structuring is common within the East Texas Basin, the primary control on regional production is stratigraphic variation within the Lower Cretaceous Trinity Group carbonates and underlying clastics of the Lower Cretaceous Travis Peak formation. To some extent traps are influenced or modified by subtle rollovers and faults that formed in response to salt movement.

All of Dolphin’s prospects are small, localized stratigraphic traps with potential for 1 to 3 development offsets. At Crockett Prospect, subtle structural closure is present and may influence trapping to some degree.

7.2.2 Regional Stratigraphy

Figure 7-3 is a stratigraphic column for the East Texas Basin, showing the main producing intervals. The four major Lower Cretaceous objectives, from oldest to youngest, are the Travis Peak sandstones, Pettet limestones, James limestones, and Rodessa limestones. The Upper Cretaceous Woodbine Sandstone is also prospective at the westernmost prospect (Crockett). The Travis Peak formation is the oldest Lower Cretaceous formation and is equivalent to the Houston formation in other regions of the Texas Gulf Coast. The Pettet (Sligo of South Texas), James (Pearsall of South Texas), and Rodessa (lower Glen Rose) limestones are all included within the Lower Cretaceous Trinity Group. These three limestone intervals together comprise the most

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Figure 7-3 Abbreviated stratigraphic column of East Texas Basin. Right column identifies principal production zones in basin. (after Harbor Petroleum, LLC)

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prolific gas-producing complex in the East Texas Basin. All four of the Lower Cretaceous objectives produce at Trawick field and at several surrounding satellite fields, including Ezim.

The Travis Peak formation consists of approximately 2000 feet of fluvial-deltaic sandstones that were deposited as stacked braided stream deposits. Most of the gas production is in the upper 1000 feet of the formation. Individual sandstones vary from 10-70 feet in thickness and have generally low permeabilities that require frac treatments. The sands tend to be lenticular and correlation from well to well is nearly impossible. Production is statistical based on the number and quality of stacked reservoirs present. At Trawick field, average porosities range from 8-12% with permeabilities that average 0.1 md (Boyd and White, 1989). Hydrocarbons are trapped both stratigraphically and structurally. The Travis Peak reservoirs at Trawick field have yielded about 400 BCFG.

The Pettet limestones are productive throughout the area. The Pettet formation was deposited on a shallow marine carbonate shelf and consists mainly of interbedded limey shales, non-porous micritic limestones, and oolitic-fossiliferous grainstones. The grainstones were deposited on high-energy shoals and are often porous and permeable. The most common trap within the Pettet formation is stratigraphic, formed by the updip pinchout of porous and permeable grainstones into non-porous micritic limestones. The reservoirs are sealed above by the Pine Island shale. Most of the Pettit fields in the region, including Ezim, do not have structural closure at the Pettet level. At Trawick field, the Pettet has maximum structural closure of about 120 feet, however much of the production (65%) is attributable to wells that are outside structural closure, coming from as much as 400 feet below the crest of the structure. Pettet reservoirs at Trawick field have yielded about 511 BCFG.

The James limestones are bioturbated micrites that were deposited on an open marine shelf below wave base. The formation is locally divided into 5 zones, A through E. It is sealed by the overlying Bexar shale. It is present throughout the region and appears to be gas-saturated and tight. The current method of development is through horizontal boreholes that intercept numerous fractures. Underbalanced drilling techniques are important. This development

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method is similar to that used for developing the Austin Chalk in central Texas. The James limestone reservoirs have yielded 120 BCFG at Trawick field.

The Rodessa limestone is the shallowest of the primary targets at the Galaxy prospects. The Rodessa limestone is the basal unit of the Glen Rose Group. It is separated from the underlying James limestone by the Bexar shale, and, in turn, is overlain by the Ferry Lake anhydrite that forms a good regional seal. The Rodessa limestones were deposited on a shallow open marine shelf. Oolitic and skeletal grainstones form localized reservoirs. Development of porosity and permeability control the production.

7.3 LOCAL PROJECT GEOLOGY

7.3.1 Available Data

The Client provided Gustavson with the following geological materials that were used in this Appraisal:

1.	Prospect brochure (text only) from Harbor Petroleum, LLC

In addition, Gustavson technical staff reviewed the complete Harbor Petroleum prospect packages including maps and cross sections in March 2003. The above materials have been supplemented by information from the Atlas of Major Texas Gas Reservoirs (Finley et.al., 1989), published jointly by the Texas Bureau of Economic Geology and the Gas Research Institute.

7.3.2 Prospect Geology

All six of the prospects have multiple objectives and all are essentially stratigraphic traps. One of the prospects is considered to be a field extension, whereas the other five are best characterized as close-in exploratory prospects. The salient information for each of the six prospects is listed briefly below.

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7.3.2.1 Crockett Prospect – Rusk County

This prospect is a low relief structure on the Pettet limestone. Stratigraphic trapping is expected from an updip Pettet pinchout. Regional James potential exists that could be exploited by horizontal drilling. Woodbine sandstones are also secondary objectives at this prospect. In 2004, St. Mary Land and Exploration drilled a dual-lateral horizontal well in the Pettet formation approximately 2.5 miles northwest of the Crockett Prospect. The IPF of that well was 521 BOPD plus 466 MCFGPD with no water. Dolphin plans to drill a vertical test into the top of the Travis Peak at the Crockett Prospect with contingency plans to drill horizontally into either the Pettet or James limestones based on the evaluation of the vertical wellbore. Harbor Petroleum estimated Pettet reserves at 18 BCFG and 600,000 BC.

7.3.2.2 Ezim Prospect – Rusk County

This low risk development prospect is best characterized as a northwest field extension to Ezim field that has produced 9.3 BCFG and 234,000 BC from a Pettet reservoir for an average of 1.6 BCFG + 39,000 BC per well. There is no structural closure on the field and trapping is purely stratigraphic, involving an updip pinchout of high-energy carbonate grainstones. Harbor Petroleum estimated Pettet reserves at 1.75 BCFG + 45,000 BC for the main Pettet zone and a possible additional 0.5 BCFG for a secondary Pettet zone at the step-out well. Regional James limestone potential also exists for this prospect.

7.3.2.3 Northeast Trawick and Southwest Mount Enterprise Prospects – Rusk County

These two prospects are located near the Northeast Trawick field in Rusk County. Major objectives are upper and lower Pettet limestones in stratigraphic traps. Secondary objectives include the Travis Peak sandstones, James limestones, and Rodessa limestones, all of which produce nearby. The two prospects are just south of a large down-to-the-north fault in the Mount Enterprise fault system. Northeast Trawick and North Trawick fields have jointly produced approximately 19.8 BCFG and 700,000 BC. Harbor Petroleum did not include estimated

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potential reserves for these two prospects in its abbreviated prospect brochure that was available to this Appraiser.

7.3.2.4 West Trawick Prospect – Nacogdoches County

This prospect is located about 2.5 miles to the west of the prolific Trawick field. Prospective targets include the Travis Peak sandstones, lower Pettit carbonates, and the James limestone in stratigraphic traps. All produce at Trawick field. Harbor Petroleum did not include estimated reserve potential for this prospect in its abbreviated prospect brochure that was available to this Appraiser.

7.3.2.5 East Trawick Prospect – Nacogdoches County

This prospect is located about two miles east of Trawick field, two miles north of Naconiche Creek field, and about one mile southeast of the Roosth #2 Langford, a Rodessa well (1 BCFG) in South Mount Enterprise field. The nearest Pettet production is in Trawick field. Prospective horizons for this prospect include the Travis Peak, Pettet, James, and Rodessa, all of which are commonly trapped stratigraphically in the area. Harbor Petroleum did not include estimated reserve potential for this prospect in its abbreviated prospect brochure that was available to this Appraiser.

7.3.3 Summary and Opinion

After reviewing both public and private data for this project, it is the geologic opinion of Gustavson Associates that the six prospects and the acreage potential are of the low-risk exploratory/field extension category and show good potential for overall success. Most of the prospects are step-outs to existing production. All six prospects show opportunity for 1-3 subsequent development wells, because of the stacked nature of the multiple reservoirs and the general continuity of the stratigraphy. While not every prospect might be successful, the combination thereof should lead to economic viability.

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Reservations in this geologic opinion are based on:

1.	Insufficient data, time, and review of the technical materials required to audit and verify the geological interpretations presented by Harbor Petroleum, LLC.

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8. CBM ENGINEERING EVALUATION

8.1 GENERAL

The Powder River Basin (PRB) coalbed methane play has gone from its beginnings about 10 years ago to become one of the most active plays in the Rocky Mountains today. The gas content of the coal is low compared to other coalbed methane plays, and reserves per well are low, generally ranging from 0.2 to 0.5 BCF per well. It is made profitable by the shallow depths resulting in low development costs, the operators’ innovative cost saving techniques, such as using inexpensive water well rigs for drilling, and economies of scale gained by drilling and producing a large number of wells in an area.

The coals have high permeability, in the range of 0.5 to 1 Darcy, and a pattern of relatively closely spaced wells is required in order to reduce reservoir pressure enough to efficiently desorb the gas from the coals. The large volumes of produced water are of high quality, and generally able to be discharged to the surface. In some areas, the Wyoming Department of Environmental Quality requires discharge to unlined surface pits, from which the water evaporates and/or seeps into the ground.

This Appraiser has analyzed production records from and in the area of the subject properties, and had extensive discussions with Galaxy personnel and various other technical professionals currently working on Powder River Basin coalbed methane exploitation projects. Our evaluation of the expected performance of some of the proposed wells is based partially on results of producing wells located nearby, partially on results of wells completed in multiple coal seams by J. M. Huber Corp. in the general area, and partially on expectations of well performance based on expected net pays and planned completion and stimulation techniques.

The actual long-term performance for the proposed wells may vary from the performance predicted. The predicted performance represents our best engineering judgment about performance when completed as planned, for a well in each area with average reservoir characteristics.

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8.2 COMPLETION TECHNIQUES

8.2.1 General

As described elsewhere in this Report, the coal seams expected in the area of the proposed project are all relatively thin. The thickest coal in the area is the shallowest prospective coal, commonly called the Burgess or Felix, with an average expected thickness of 24 feet and a range of 9 to 36 feet. However, this shallow coal has a corresponding low pressure and gas content; therefore it does not contribute the largest amount of potential reserves. The thickest of the deeper coals is at an average depth of 1500 feet, commonly called the Lower Anderson coal, and averages 20 feet with a range of 5 to 38 feet. The other coals average between 10 and 18 feet each, with a possible range of 0 to 27 feet. In the opinion of this Appraiser, such thin coals have too few reserves to enable economic drilling and completion of a well in an individual coal seam. Thus each well must be completed in more than one coal, in this case up to three different thin seams. While this type of completion is common in other coalbed methane producing areas, it has been uncommon in this basin until recently.

Two main factors have limited such multiple seam completions in the Powder River basin (PRB):

1.

In the development of this play to date, the majority of the drilling and completion has been in areas where individual coal seams are thicker, and economic to complete alone. As development of the play has progressed, the availability of such opportunities is severely limited, and operators are beginning to develop thinner coal seams.

2.

The coal seams in this play tend to be very sensitive to the amount of backpressure under which they are produced. An optimal producing bottomhole pressure appears to exist for each coal seam, and higher or lower pressures will result in lower production rates. If multiple seams are completed together, especially if a fairly large vertical interval separates these seams, as will be the case in our area of interest, it will be impossible to optimize the production rates from each of the seams. The result will be a lower production rate than could be obtained from a single coal seam of the same total

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thickness and gas content. However, the ultimate recovery would be expected to be similar, with a longer time required to obtain the entire recovery.

A typical single seam completion in the PRB coals is accomplished by setting casing just above the coal seam, then drilling through the coal and under-reaming the casing to increase the hole size through the coal seam. Hydraulic fracturing is not necessary due to the high permeability of the Fort Union coals in the Powder River Basin.

Two general methods have been used in the PRB for completing multiple coal seams. In the first, a combination casing string is set through the wellbore, with PVC pipe across the coal seams and standard steel casing in the rest of the well. After cementing, the well is re-entered and the PVC sections are reamed out and the coals are under-reamed. Although this method is most similar to the single seam completion method, problems arise from coal fines being produced from upper coals and falling down the hole, causing plugging and/or excessive wear of the pump.

Better results have been experienced with the other multi-seam completion technique. In this second method, standard steel casing is set throughout the well, just above the deepest coal to be completed in that well. The deepest coal is then under-reamed as in a single completion. Next, a sand plug is pumped into the well, and the next deepest coal is perforated. A small fracture treatment consisting of only fresh water is pumped to ensure that the perforations are open and clean up any near-wellbore damage. Additional sand plugs, perforations, and water fracs continue until all coal seams are completed. Then all the sand is cleaned out of the wellbore and the well is put on production. In this evaluation, we assume that this last completion technique will be used.

8.2.2 Recompletions

In the project area, the upper coals that could be exploited with shallower wells are expected to be thinner and likely to have lower gas content than the deeper coals. Even though the drilling costs are lower, the economics are less favorable. Therefore, the recommended strategy at this

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time is to initially drill wells to exploit the deeper coal seams, and come back five to six years later and recomplete the well in the intermediate coal seams. This delay will allow the pressure to be depleted in the deeper coals and the majority of their reserves to be produced. It may or may not be feasible to produce all the deeper and intermediate seams from a single wellbore at the same time, as a lower-pressured interval may act as a thief zone for a higher-pressured interval. This strategy allows for the recovery of the bulk of the deep coal gas reserves, and the option of producing all the seams together after the intermediate coals are perforated, or setting a bridge plug above the lower coals, producing the intermediate ones, and later reopening the lower. Finally, in some areas after another five to six years, the well can be recompleted in the shallow Burgess coal.

During the drilling of a deeper well, additional data will be collected about the intermediate and shallow coals, including thickness and coal gas content. Early production of the deeper coals will yield additional information regarding the performance of multiple coal seams completed together. This data will enable a better decision regarding whether and when to recomplete to the upper coals in the existing wells or to drill additional shallow wells to exploit the upper coals.

8.3 PERFORMANCE PREDICTIONS

8.3.1 Performance Trends in CBM

Many coalbed methane wells require production of water for a time to “dewater” the coal, or reduce the formation pressure to the level at which the gas begins to desorb from the coal microstructure and begin to be produced. For some wells, the pressure is already at the level where the coal is “saturated” with gas, and gas can be produced immediately. Both types of wells are found in the general area of the proposed project; however, the wells closest to the project required an average of eight months of dewatering prior to the initiation of gas production.

In either case, the wells typically begin to produce gas at low rates, gradually increasing as water decreases over several months, until peak production is reached. Then the well will produce at a

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relatively flat plateau at the peak rate for a period of time, followed by a final decline to its economic limit. Unfortunately, all of the wells completed in multiple seams for which we were able to obtain production history data have production histories of about two years or less. This is insufficient to clearly define the length of the plateau period, the final decline and the expected ultimate recovery. Good data are available from these wells, however, regarding the time required to reach the plateau rate and the magnitude of that plateau rate.

In general, comparison of the wells completed in multiple seams to nearby wells completed in a single seam indicated that, as expected, the peak rates were lower for the multiple seam wells, but those peaks tended to last longer. A relationship was derived between peak production rates and total coal thickness for the multi-seam wells, and was generally applied to production forecasts for multi-seam completions considered herein.

8.3.2 Estimated Ultimate Recovery

Total ultimate recovery for all coals was estimated based on a volumetric calculation of gas in place. Gustavson made these calculations during previous studies for the Continental purchase areas and the Leiter lease. These calculations were reviewed along with actual coal thickness data from wells in the area that have been drilled since the initial estimates were made. Individual coal thickness values were found to vary slightly from previously estimated values, and overall thickness agreed within reasonable certainty. Therefore the previous estimates for EUR for the Continental and Leiter areas were not revised from those used in previous studies. These are tabulated below:

	General Depths, feet			Estimated Ultimate Recovery, MMCF
Area	Deep Coals	Intermediate Coals	Shallow Coals	Deep Coals	Intermediate Coals	Shallow Coals
Continental	1500-1800	800-1250	400	372	210	62
Leiter	1500-1950	N/A	450-1250	366	N/A	260

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New probabilistic analysis was performed in order to estimate the potential recovery for the proposed wells in the Ucross, Glasgow, and West Recluse project areas. A probabilistic analysis is most applicable for projects such as evaluating the potential resources of the subject areas, where considerable uncertainty exists in the reservoir parameters and in numbers of potential structures. The uncertainty in the reservoir data is quantified by probability distributions, and an iterative approach yields an expected probability distribution for potential reserves. This approach allows consideration of the most likely resources for further calculations.

This method involves estimating probability distributions for uncertain reservoir parameters and performing a statistical risk analysis involving multiple iterations of reserve calculations generated by random numbers and the specified distributions of reservoir parameters. To do this, each parameter incorporated in our reserve calculations was evaluated for its expected probability distribution. The parameters for these input distributions were selected based on a review of all available data, for this and nearby analogous areas. Generally, the most likely values for the triangular distributions were equal to the average values seen in the data, with minima and maxima selected from the extreme values observed in the data. The input parameters were varied as shown in Tables 8-1 through 8-3 below.

Table 8-1 Summary of Reservoir Parameters for Ucross Probabilistic Analysis

	Avg Thickness, ft			Gas Content, SCF/ton			Recovery Factor
Coal	Mini-mum	Most Likely	Maxi-mum	Mini-mum	Most Likely	Maxi-mum	Mini-mum	Most Likely	Maxi-mum
Burgess	20.6	22.9	25.2	20.0	28.5	37.1	35%	60%	90%
Roland	23.7	26.4	29.0	43.5	62.2	80.8	35%	60%	90%
Smith	20.1	22.3	24.6	45.7	65.3	84.9	35%	60%	90%
U. Anderson	7.5	8.3	9.2	54.8	78.4	101.9	35%	60%	90%
M. Anderson	9.6	10.7	11.7	58.7	83.9	109.1	35%	60%	90%
L. Anderson	5.7	6.4	7.0	60.3	86.1	111.9	35%	60%	90%
U. Canyon	5.7	6.3	6.9	65.4	93.4	121.4	35%	60%	90%
L. Canyon	8.7	9.7	10.7	66.6	95.2	123.7	35%	60%	90%
Cook	16.4	18.2	20.0	69.4	99.2	129.0	35%	60%	90%
Wall	12.1	13.5	14.8	70.7	101.0	131.2	35%	60%	90%
U. Pawnee	7.2	8.0	8.8	71.4	102.0	132.6	35%	60%	90%
L. Pawnee	11.4	12.7	13.9	72.4	103.4	134.5	35%	60%	90%

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Table 8-2 Summary of Reservoir Parameters for West Recluse Probabilistic Analysis

	Avg Thickness, ft			Gas Content, SCF/ton			Recovery Factor
Coal	Mini-mum	Most Likely	Maxi-mum	Mini-mum	Most Likely	Maxi-mum	Mini-mum	Most Likely	Maxi-mum
Canyon	36.0	40.0	44.0	22.5	32.1	41.7	18%	23%	33%
Cook	30.6	34.0	37.4	29.2	41.7	54.2	18%	23%	33%
Wall	24.3	27.0	29.7	35.2	50.2	65.3	18%	23%	33%
Pawnee	14.4	16.0	17.6	40.0	57.2	74.3	18%	23%	33%

Table 8-3 Summary of Reservoir Parameters for Glasgow Probabilistic Analysis

	Avg Thickness, ft			Gas Content, SCF/ton			Recovery Factor
Coal	Mini-mum	Most Likely	Maxi-mum	Mini-mum	Most Likely	Maxi-mum	Mini-mum	Most Likely	Maxi-mum
Upper Wyodak	32.4	36.0	39.6	20.2	28.8	37.5	35%	60%	90%
Lower Wyodak	35.6	39.6	43.5	30.7	43.8	56.9	35%	60%	90%

The range of recovery factors was derived from a study of recovery factors in the nearby Prairie Dog Creek Field. For Ucross Ranch, probabilistic calculations were summed for the deepest coals and for the shallower coals. The future wells are assumed to be drilled deep, completed in several deeper coals, and later recompleted in several shallow coals.

For West Recluse, sufficient production data are available for several wells to estimate reserves based on decline curve analysis. From this, and for the thickness of coal completed in each well, the volumetric equation was used to back-calculate recovery factors for these wells. The low range of recovery factors used at West Recluse was based on this analysis of actual production data. All the coals at West Recluse are assumed to be completed together in future wells.

For Glasgow, Continental personnel informed this Appraiser that several of the producing wells are showing considerably lower pressures than expected, indicating potential drainage of reserves from production on other leases to the north. Because of this, the analysis for Glasgow incorporated a 25% chance that the spacing unit has suffered drainage, and the recovery is only half of that otherwise predicted. Future Glasgow wells are assumed to be drilled and completed in the Lower Wyodak initially, with a later recompletion in the Upper Wyodak.

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The results, shown in graphical form on Figures 8-1 through 8-5, yield mean estimates of recoverable gas as follows:

	General Depths, feet		Estimated Ultimate Recovery, MMCF
Area	Deep Coals	Shallow Coals	Deep Coals	Shallow Coals
Ucross Ranch	1850-2775	450-1850	593	510
West Recluse	475-1025	N/A	174	N/A
Glasgow	600-775	450-560	132	79

Figure 8-1 Probabilistic Gas Distribution, Ucross Ranch Deep Coals

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Figure 8-2 Probabilistic Gas Distribution, Ucross Ranch Shallow Coals

Figure 8-3 Probabilistic Gas Distribution, West Recluse

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Figure 8-4 Probabilistic Gas Distribution, Glasgow Lower Wyodak

Figure 8-5 Probabilistic Gas Distribution, Glasgow Upper Wyodak

Production profiles were constructed for shallow, intermediate, and deep wells based on the average time to first gas production and the average time to peak gas production based on the performance of the nearest wells to the area. The final decline was generally based on the final

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decline rate exhibited by the oldest nearby wells in the area, which had entered the decline period. The time at peak rate was adjusted until the reserves were recovered in generally seven to eight years, or sometimes less for shallow, lower gas volume completions. The resulting forecasts are shown in Appendix B.

Acreage in the Suncor area located immediately adjacent to the Leiter area was assumed to perform like the Leiter area. Suncor acreage between the Leiter and Ucross areas was assumed to perform like an average between predicted performance for Leiter and Ucross areas.

8.4 ECONOMIC PROJECTIONS

A development scenario was modeled for each of the project areas. The wells that have already been drilled in each area were assumed to be put into production at the same time as other wells newly drilled in that area. The scenario is based on the assumptions that 128 wells are drilled in 2004 and 135 in 2005 in the five areas including the subject acreage. Acreage in the Suncor area located immediately adjacent to the Leiter area, and between the Leiter and Ucross areas, was assumed to have 31 wells drilled in 2007.

Recompletion of all the deep wells in the intermediate coals on the Continental properties, and in the shallow coals on the other properties, was assumed to be performed in the last year of production from the deep. Finally, recompletion in the shallow coals on the Continental properties was assumed to occur in the last year of production from the intermediate. Cash flow projections have been made and economic parameters calculated. Projections were carried to the economic limit for each project. Galaxy’s interests vary by property.

For Glasgow, the Ryder-Scott report included 22 additional undrilled locations, five at 90% working interest where all of the 80-acre spacing unit lies on acreage denoted as Galaxy’s, and the remainder at 45% where only half of the spacing unit lies on acreage denoted as Galaxy’s. We honored instead the Galaxy well summary spreadsheet, which included only 14 additional locations. It was assumed that the 14 locations include Galaxy’s five 90% locations and that the remaining nine locations would be at 45% working interest to Galaxy. This was incorporated

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into the economics spreadsheet as 9.5 wells at 90% working interest, to yield the same economic effect.

West Recluse Proved Producing wells were forecast individually using OGRE software. This forecast was then transferred to a spreadsheet for consistency with the other analyzed properties.

For West Recluse, the comparison of well counts between the Ryder-Scott report and this Report are as follows:

Reporting Company	Effective Date	Number of Wells
		PDP	PDNP	Total Undeveloped
Ryder-Scott	6/1/04	4	4	55
Gustavson	1/30/04	8	16	11

Several of the undrilled wells were drilled between June 1 and November 30 (the as-of date of this Report), 2004. Additionally, Ryder-Scott’s undrilled locations included multiple wells at each location. Based on our analysis of the production from the producing wells, Gustavson is of the opinion that the more attractive option is to complete all four major coals in one wellbore. Therefore, we have eliminated the duplicate wells at each location. Several of the locations in the Ryder-Scott report were noted as having working interest less than the 90% interest in the leases. Although it was not totally specified in the available maps and data, we assume that this is because of Galaxy acreage taking up only a portion of the wells’ 80-acre spacing units. Gustavson has calculated the number of gross effective wells at an equivalent 90% working interest by taking the sum of the working interest values for all the scheduled wells and dividing by 90%. This yields eight PDP wells, 15.52 PDNP wells, and 9.15 undrilled wells.

J.M. Huber has drilled 18 currently active wells and five inactive wells in the Roland in the Beaver Creek area, within the Suncor acreage. Of these, seven active wells are included in Galaxy’s Suncor purchase. Pinnacle Gas Resources has drilled another six active Roland wells in the area. These wells all began producing in early to mid 2003. Performance to date is not encouraging; however, it is too early to form a firm opinion on the potential of this coal.

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Pinnacle Gas Resources also produces from the Anderson within the Beaver Creek area, but these wells are still in the dewatering stage. The deeper Oedekoven may have potential for better gas production. It has been noted that this coal actually blew gas in the Boland 1 well in Section 19, T56N, R79W, drilled as a Muddy test in the 1980s. However, to date only one well has attempted production from this coal, and it has produced only 1401 barrels of water with no gas and is currently inactive.

Galaxy has indicated that they have 100 future wells to drill in the Suncor area. This area includes 55,826 gross acres: thus, less than 20% of the acreage has wells currently suggested to be drilled. Because of the uncertainty in potential gas production rates and resources from this area, as well as uncertainty in the timing of the development of these resources, the most appropriate method of estimating Market Value is the Comparable Sales method. No cash flow forecast has been prepared for the majority of this area. The exception is 2,480 acres immediately adjacent to the Leiter leases, or adjacent to existing producing wells between the Leiter and Ucross areas. Cash flow forecasts were prepared for future wells on this portion of the Suncor acreage.

Operating costs, including both actual field costs and COPAS overhead, are estimated at $550 per well per month. Additional operating costs were included proportional to expected volumes of produced water. Water production was forecast for all the wells, and associated costs were estimated at $0.18 per barrel. Recent estimates of operating cost on a per well, per month basis as provided by Continental Industries personnel were compared with the costs resulting from the above assumptions and found to agree as expected. Severance and ad valorem tax rates are approximated at 12.6 percent of gross revenue.

Henry Hub prices are an industry standard, and are commonly reported and forecast in the industry. Price forecasts used in Gustavson’s economics for gas at the Henry Hub were based on the Industry Group price forecast survey published by Randall & Dewey for the 4th Quarter, 20043. These forecasts, received by Randall & Dewey in early to mid-January, are shown

_________________________

3http://www.randew.com/gar/price.htm

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below. Note that these gas prices are on a dollar per million British Thermal-Unit (MMBTU) basis, reflecting the heating value of the gas purchased. To adjust these Henry Hub prices to a volume basis, in dollars per MCF, the average BTU content of the Powder River coalbed methane gas of 900 BTU/SCF (0.9 MMBTU/MCF) was multiplied by the prices. For the Glasgow and West Recluse properties, BTU content was taken from the June 1, 2004 reserve report.

	Industry Group				Financial Markets
Year	Oil		Gas		Oil		Gas
	$/Bbl	Esc.	$/MMBtu	Esc.	$/Bbl	Esc.	$/MMBtu	Esc.
2004	48.32		6.95		51.75		7.75
2005	40.24	-16.70%	6.19	-10.90%	47.1	-9.00%	7.25	-6.50%
2006	36.42	-9.50%	5.68	-8.20%	42	-10.80%	6.5	-10.30%
2007	33.09	-9.10%	5.19	-8.60%	39.5	-6.00%	5.85	-10.00%
2008	31.56	-4.60%	4.79	-7.70%	38	-3.80%	5.45	-6.80%
Then	---	0.60%/yr	---	1.00%/yr	33.5	Flat	4.38	Flat
Cap	None		None
Costs	2.00%/yr

Gas sold at hubs in the Rocky Mountains has historically received lower prices than gas sold at the Henry Hub, for various reasons including market demand, seasonal variations, distance from markets, and pipeline capacities. The major Rocky Mountain hub for which gas price data are readily available is the Opal Hub, in west-central Wyoming. The hub at which the gas produced from the Powder River Basin coalbed methane play is likely to be sold is at the Rockport Hub, near Cheyenne, Wyoming.

Price differential from the Henry Hub to the Opal Hub in Wyoming has historically been within about 2 percent of the price differential from Henry Hub to the Rockport Hub, as both are somewhat isolated, winter-driven markets. Because more data are available on the Opal Hub pricing, these data were used and assumed to continue to be very close to Rockport pricing.

The current price differential, as well as the average over the majority of the historical data, is $0.60 per MCF. This differential is assumed to remain flat into the future. Transportation fees from the nearby pipeline to the Rockport hub are assumed to be 57¢ per MCF, including compression, based on discussions with Continental Industries personnel.

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The costs to drill, complete, and equip a well are estimated for a range of depths based on data supplied by the Client. These costs are summarized below. A cost of $23,900 per well was estimated for gathering system and other infrastructure costs, based on a recent AFE supplied by Galaxy. The costs of hooking up the 28 wells that have already been drilled are assumed to include $59M for power and pumping equipment for a deep well, and $39M for a shallow well. Recompletion of a well is estimated at $12,000, including rig costs, perforating, stimulation, and other miscellaneous costs.

Area	Drilling and completion costs, M$
Continental	$144
Leiter	$146
Ucross	$155
West Recluse	$110
Glasgow	$81

Results indicate that producing existing producers, drilling and recompletion of the undrilled wells, as well as equipping and hooking up most of the shut-in wells, results in robust economics as summarized below in Table 8-4 for the subject properties of this Appraisal. On the other hand, given the expected production performance of the shallow wells in the Continental purchase area, equipping and hooking up a shallow well that has already been drilled and completed, for a total cost of $29,200 for equipment plus $23,900 for infrastructure costs, is an uneconomic venture. The resulting cash flow forecasts for the individual properties, summarized in Table 8-4 below for the purpose of showing economic feasibility, are presented in detail in Appendix C.

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Table 8-4 Summary of Economic Results

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9. APPRAISAL METHODS

9.1 GENERAL

In addition to the analysis of Highest and Best Use, a detailed evaluation of geologic, engineering, and economic factors was necessary for this Appraiser’s choice of which appraisal method(s) to use in appraising the subject tracts. A minerals appraiser must estimate the Market Value as of a specific date (or dates) using information available as of that date (or dates).

9.2 APPRAISAL METHODS

The conventional methods of appraisal are the Sales Comparison Approach, the Cost Approach, and the Income/Engineering (Discounted Cash Flow) Approach. The Sales Comparison Approach includes analysis of Prior Sales of the Identical Property and Sales Comparison of comparable properties.

9.2.1 Prior Sales of Identical Property (Market Approach 1)

The Uniform Appraisal Standards for Federal land Acquisitions, states, “Since compensation is measured by market value, prior sales of the same property, reasonably recent and not forced, are extremely probative evidence of market value.” No prior sale of the identical property was found to utilize in this appraisal.

9.2.2 Sales Comparison (Market Approach 2)

The Sales Comparison Approach is a conventional, market-based appraisal method. It is an important consideration in an appraiser’s estimate of the Market Value. Therefore this Appraiser always pays attention to the application of any market data. We evaluate the parameters which govern the degree of comparability, including proximity to the appraisal tracts, geologic similarity, nearness to (distance from) production, lease terms, requirements for seismic and

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drilling, commodity (oil, gas, etc.), product prices, date, operating costs, capital investment, transportation, environmental considerations, etc.

9.2.2.1 National Unit Value Approach

During the 1990’s and now into the 2000’s, analysis of the economics and market behavior of oil and gas property transactions revealed comparable behavior in the price paid for undeveloped properties. Randall & Dewey is one firm that has conducted analysis of oil and gas property transactions. Over these past few years, oil and gas prices have increased. Since this trend is expected by industry to continue, the price paid for oil and gas properties has also increased.

Previously, producing oil properties have sold for about $5 per barrel of oil in-the-ground. Now, due to current and the expected continuation of higher prices, producing oil properties are selling for about $9.60 per barrel of oil in-the-ground. This is a 92% increase in the price of oil-producing properties.

During the 1990’s, producing gas properties were selling for about $0.80 per MCF of gas in-the-ground. Market values of oil and gas properties generally follow each other and fluctuate in tandem with the wellhead prices for the two commodities. Therefore, it is reasonable to expect that an increase in gas prices will occur concurrent with an increase in oil prices. This has indeed been observed across the Powder River Basin. Applying the increase that has been seen in the price of oil producing properties over the past few year (as shown in Randall & Dewey) to the 1990’s period, price of producing gas properties results in an adjusted current value for producing gas properties of about $1.60 per MCF of gas in-the-ground.

The majority of the subject properties are not yet producing, however the following economic and appraisal calculations of the reserves include a probability factor that adjusts for the property to reach the producing stage. The capital cost associated with putting the property into production is also included in the spreadsheet calculations of the economics with proper consideration to risk.

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It is noted from the factors discussed above that the Market Method (Method #1 on the spreadsheet on the following appraisal page) is a market comparison approach, which therefore must be considered.

9.2.2.2 Local Sales Comparison

The Comparable Sales method was judged to be the most appropriate method of estimating Market Value for three sets of properties included in this Appraisal: the Montana CBM properties, the Suncor CBM properties in Wyoming, and the Texas leases.

CBM Comparable Sales Analysis

Research was conducted in order to identify sales that might be comparable to the subject properties. Although there are frequent competitive oil and gas lease sales on federal and state lands, the individual parcels offered are relatively small.

Such sales would not represent the benefits of having a large contiguous acreage position that would give the critical mass to support the economies of scale needed for a coalbed methane development project. In addition, petroleum companies controlling large acreage positions are able to get cash for acreage (usually for the going rate of leases) plus leverage work commitments when promoting another party into the deal.

Therefore, the values indicated from federal and state competitive lease sales are not considered comparable because the acreage offered in these sales is usually isolated and not contiguous. However, these sales were used in order to extract market trends for use in making adjustments.

In order to find transactions involving large acreage positions, we conducted extensive research for information about such sales in the public domain. The majority of the key companies operating in the Powder River Basin were checked both through online searches of company websites and SEC filings. While we found several transactions, many were whole company

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acquisitions and/or included producing assets where the value to undeveloped acreage was not reported or difficult to extract.

Ultimately, our research found two company-to-company transactions involving large acreage positions in the Powder River Basin that could be used as comparables and these are listed on Table 9-1. One sale found involved portions of the subject property.

Table 9-1 List of Comparable Transactions

Sale #	Seller	Buyer	Date	Price (MM$)	Net Acres	Price per acre	Description
1	Quaneco	RMG	Jan-00	8.0	86,067	$93	Castle Rock and Kirby prospects in PRB, included a $2.5 million, 25 well work commitment, assumed a 50 % carry
2	RMG	CCBM	Jul-01	12.5	47,195	$265	Various coalbed methane properties in Wyoming, included cash for acreage plus drilling commitment of $5 million, seller was carried for 50%

The individual sales are discussed below:

Sale #1

This appears to be a prior sale of at least portions of the identical property although the exact acreage comparisons could not be conducted. The transaction was conducted over four years prior to the “As Of” date. In this transaction, Rocky Mountain Gas (RMG) purchased a 50 percent working interest and a 40 percent net revenue interest from Quaneco in the Castle Rock and Kirby prospects in the Powder River Basin of southeast Montana. At the time of the transaction, Quaneco controlled 185,000 net mineral acres via leases on a combination of federal, state and fee lands. The net acres acquired by RMG are approximately 86,000 acres.

RMG paid a cash purchase price of $5.5 million for the acreage. In addition, RMG was required to spend $2.5 million to drill and complete 25 wells. Although not specified, this appears to be a promoted work commitment where Quaneco’s 50 percent interest is carried for the first 25 wells. The value of the work commitment is also part of the sale making the total cash consideration

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$8.0 million. When dividing the total cash consideration by the total acres, this indicates an estimated unit value of $93 per acre.

Since the transaction took place four years ago it must be adjusted for time. Also at the time of sale, this acreage was in the very early stages of development and might be characterized in early 2000 as raw or trend acreage. Therefore, the subsequent implementation of additional exploration and geological work to better characterize the coalbed methane potential would also require an adjustment. The methodology for making these adjustments is presented in later sections.

Sale #2

In July 2001, RMG assigned CCBM an undivided 50 percent interest in all of RMG’s existing coalbed methane properties in the Powder River Basin. The transaction was part of a Purchase and Sale Agreement between CCBM and RMG and was intended to finance the further development of acreage considered prospective for coalbed methane owned by RMG in Wyoming and Montana.

The properties consisted of the Kirby, Oyster Ridge, Clearmont, Sussex, Finley, Baggs North and Gillette North properties. With the exception of the Kirby prospect, all of the properties were located in the Wyoming side of the PRB. The total net acres acquired were approximately 47,200 acres.

The cash consideration included $7.5 million cash plus a $5 million work commitment. The $5 million work commitment involves the drilling of 30 to 60 wells where RMG enjoys a 50 percent carry. RMG reported that CCBM started drilling August in 2001; one month after the sale was consummated. This indicates that certain portions of the acreage position were considered highly prospective for coalbed methane development.

When including the work commitment along with the cash payment, the total cash consideration is $12.5 million for 47,200 acres. This indicates a unit value of $265 per acre.

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This transaction occurred 1.5 years after Sale #1 and had a unit price that was almost three times higher than Sale #1. Upon review of market trends, time was considered to have only a minor influence in value. The anticipation for near term development and production was most likely the dominant influence. This is most likely due to the fact that the properties were closer to development as evidenced by the fact that drilling took place almost immediately after the sale was consummated. This transaction must also be adjusted for time since it took place in 2001.

Adjustment Factors

The sales described above are adjusted for two main factors, namely time and anticipation for development of coalbed methane development and hence income from production. Data supporting adjustments for time are discussed first.

Time Adjustment

The time adjustment is actually a recognition of changing market conditions over time. In order to adjust for time, we analyzed the results of competitive oil and gas lease sales on Federal lands in Wyoming. In this regard, lease sales for Federal lands all over the state were analyzed since fluctuations in oil and gas prices were most likely the dominant influence. The weighted average per unit acreage price (dollar per acre) for each year was then calculated and plotted on a graph presented as Figure 9-1.

We observe from Figure 9-1 a steady increase in the average price per acre over time albeit there was a short-term dip in acreage prices after September 11, 2001. We also observe that in years 2000 and 2001, acreage prices were relatively flat. This further supports the observation made earlier that the difference in price between Sale #1 and Sale #2 was that Sale #2 was closer to the development stage than Sale #1.

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Figure 9-1 Graph of Weighted Average Price, Federal Lease Sales, Powder River Basin, WY

Overall, we observe that weighted average acreage prices have increased from approximately $35.00 per acre in 2000 to a price of $70 per acre in 2004. This indicates an adjustment factor of 200 percent over the past five years.

Adjustment for Value Added by Exploration

The second adjustment is for exploratory work that contributes to the anticipation of development for gas production and income. In the case of Sale #1, additional geological and exploration work was conducted in 2004 in the form of stratigraphic tests, isopach mapping, analysis of coal-gas content and the commissioning of independent reserve reports. This work moved the subject property closer to the production stage on and immediately prior to the effective date.

Adjustments for this factor can also be found in the Federal competitive lease sales. In this regard, we looked at the distribution in bonus prices that were paid for Federal acreage in Campbell County, Wyoming over the past three to four years. Campbell County is at the heart

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of the coalbed methane play in the Powder River Basin. Although there are other conventional oil and gas plays, bidding for coalbed methane properties has been dominating the recent Federal lease sales.

Acreage prices received were plotted based on distributions in the bonus prices. Figure 9-2 shows these distributions in the form of histograms for the sales that took place in 2004. Lower value acreage tends to be less $100 per acre and clusters in the range of $25 to $50 per acre. This acreage is most likely raw or trend acreage that is some distance from production or infrastructure.

Figure 9-2 Prices Per Acre for CBM Land Campbell County, Wyoming 2004

Acreage that is highly prospective sells for more than $100 per acre and some acreage has commanded over $1,000 per acre. We observe that the highest frequency of prospective acreage sales cluster in the range of $125 to $300 per acre. This indicates an upward adjustment by a multiple of 2 to 6 when comparing to the lower value acreage.

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As described earlier, we note that when comparing the price paid for Sale #1 ($93 per acre) versus Sale #2 ($265 per acre), the main difference appeared to be that Sale #2 was closer to the production stage than Sale #1. This indicates an adjustment factor in the range of three when additional exploratory work is done to move the property closer to the production stage of development.

Table 9-2 provides the adjustments made to the comparables in order to indicate market value. Sale #1 is adjusted for both time and for exploratory work. Sale #2 is only adjusted for time since it appears that some exploratory work had already been done immediately prior to the transaction in 2001.

Table 9-2

		Adjustment Factors
Sale #	Sale Price	Time	Exploratory Work	Adjusted Price
1	$93	2	3	558
2	$265	2	None	530

Adjustment for Gas Content

Review of the available gas content data for the Castle Rock area, as reported by Sproule Associates in their Resource Evaluation Report of September 17, 2004, indicates that in general the coals in this project area may have slightly higher gas content than the coals in the western Powder River Basin of Wyoming at very shallow depths (200-500 ft), and slightly lower gas content than the Wyoming coals at intermediate depths (500-1200 ft). However, no gas content data are available for any coals deeper than about 1200 ft in the Castle Rock area. This lack of data for any deeper coals is a detriment to the area as compared to similar properties in Wyoming, since the Wyoming acreage is known to be productive from deeper coals with even higher gas content, as gas content generally increases with depth and pressure. Therefore, a multiple in the low end of the range of adjustments for value added for exploration was selected.

For the Suncor properties, although some potential has been indicated from deeper coals, the information supporting this potential is largely anecdotal at this time. Current production data from seven existing Roland wells on the property is not encouraging. Based on these

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considerations, the same unit value has been selected for the Suncor CBM acreage as for the Montana CBM acreage.

Summary

Before adjusting for depth/gas content, the two sales indicate a unit price in the range of $530 to $560 per acre. After making subjective downward adjustment for depth, the indicated unit value is $500 per acre.

Applying this unit value to the net acreage to the Suncor, Castle Rock, and Kirby properties results in the following:

Suncor Property: 26,673 net acres x $ 500 per acre = $13,336,500, rounded to $13,340,000

Castle Rock Property: 17,396 net acres x$500 per acre = $8,698,000, rounded to $8,700,000

Kirby Property: 15,180 net acres x $500 per acre = $7,590,000, rounded to $7,590,000.

Texas Comparable Sales Analysis

Gustavson interviewed contract landmen and landmen employed by certain oil and gas firms that are active in East Texas in Rusk and Nacogdoches counties. The purpose of the interviews was to obtain information on the current bonuses being paid to acquire oil and gas leases on exploratory acreage. The consensus from the interviews is that the industry is currently paying $100 to $150 per net mineral acre for raw undeveloped exploratory acreage. Acreage that is close to production or that companies categorize as “prospect” acreage commands bonuses of $200 to $250 per net mineral acre. Of the six prospects among the East Texas acreage, one is considered to be a field extension and will be valued at $250 per net mineral acre, while the other five are characterized as “close-in exploration,” and will be valued at $200 per net mineral acre. This results in an average unit value of $208 per net mineral acre.

Applying this unit value to the net acreage to the Texas properties results in the following:

2,780 net acres x $ 208 per acre = $578,240, rounded to $580,000

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9.2.3 Income/Engineering (Discounted Cash Flow) Approach

This Approach makes use of an estimate of oil and gas reserves in the appraised acreage, and of an analysis of production from analogous fields. This estimate is sometimes determined by volumetric computations involving thickness of producing formations, porosities of reservoir rocks, water saturation levels, drainage areas, etc. In some cases the reserves are estimated by analogy or related to oil and gas reserves for other wells in the area. Probabilities of success are sometimes introduced; therefore, the confidence level in the estimate diminishes with the distance away from actual production, as well as with regard to the timing of the production.

When this method can be used, the net cash flow is subsequently discounted for time-value-of-money and for the risk associated with being in the specific type of business (so-called capitalization; e.g., converting the future cash flow into a risked present value). The risk associated with being in business is closely tied to the profit motive of the owner. For more risky properties the owner would discount more to increase his potential profit (reward) for taking that extra risk. Discounting for risk is also frequently performed by multiplying with a “risk factor,” in actuality the probability of reaching the production stage for an undeveloped property.

The Income Approach is generally inappropriate for strictly exploratory properties. These properties are generally removed from production in space and time, or both. Income from such properties is so speculative that it cannot be used for estimating Market Value. Fortunately, in the present case the properties are instead surrounded by CBM wells already producing, are on strike with a major fully developed and producing field area (Prairie Dog Creek Field) and are located in a basin where tens of thousand comparable wells are producing. Therefore, the Income (DCF method) can be used with confidence.

The Market Value of Galaxy’s purchased interests in the subject properties have been estimated using the income approach, as summarized in Table 9-3 below and detailed in Appendix D. It should be noted that the income approach resulted in no value attributed to some of the shallow

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wells that have already been drilled (at Buffalo Run West, Horse Hill, and Dutch Creek). These wells were assigned a salvage value of $5,000 per net well.

Table 9-3

SUMMARY OF MARKET VALUE ESTIMATES

Galaxy Energy Properties with Cash Flow Forecasts
As Of November 30, 2004

Property - Category	Unrisked Net Gas, MCF	Number of Net Wells	Estimated Market Value
Continental Purchases			
Pipeline Ridge -- Already Drilled Wells	13,662,782	29.00	$11,011,000
Pipeline Ridge -- Undrilled Wells	17,395,311	34.00	$8,961,000
Buffalo Run -- Already Drilled Wells	1,630,955	8.00	$1,546,000
Buffalo Run -- Undrilled Wells	24,195,992	48.00	$11,322,000
Buffalo Run East -- Hancock -- Undrilled Wells	2,322,146	3.75	$969,000
Buffalo Run East -- Brown -- Undrilled Wells	3,933,989	6.35	$2,167,000
Buffalo Run West -- Already Drilled Wells	198,399	4.00	$20,000
Buffalo Run West -- Undrilled Wells	7,162,775	14.00	$3,222,000
Horse Hill -- Already Drilled Wells	291,546	6.00	$30,000
Horse Hill -- Undrilled Wells	17,395,311	34.00	$7,121,000
Dutch Creek -- Already Drilled Wells	188,173	3.79	$19,000
Dutch Creek -- Undrilled Wells	4,852,584	9.48	$2,115,000
Leiter Area			
Leiter -- Already Drilled Wells	9,279,281	20.00	$7,210,000
Leiter -- Undrilled Wells	43,175,885	76.00	$18,990,000
Suncor Acreage -- Adjacent to Leiter	3,255,190	6.50	$1,140,000
Ucross -- Already Drilled Wells	23,903,863	28.00	$21,740,000
Ucross -- Undrilled Wells	12,805,641	15.00	$8,090,000
Suncor Acreage -- Leiter/Ucross	5,925,478	9.00	$2,450,000
Glasgow Area			
Glasgow -- Producing Wells	1,136,448	13.50	$2,210,000
Glasgow -- Shut-In Wells	96,768	0.90	$90,000
Glasgow -- Undrilled Wells	1,464,443	8.55	$490,000
West Recluse Area			
West Recluse -- Producing Wells	254,703	7.20	$540,000
West Recluse -- Shut-In Wells	504,562	13.97	$70,000
West Recluse -- Undrilled Wells	1,114,666	8.24	$320,000
TOTAL WYOMING CBM, IN OR NEAR PRODUCTION STAGE	196,146,893	407.24	$111,843,000
TOTAL WYOMING CBM, PDP & PDNP	51,147,481	134.36	$44,486,000
TOTAL WYOMING CBM, UNDRILLED	144,999,413	272.87	$67,357,000

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9.2.4 Cost Approach

The Cost Approach, based on depreciated actual cost of an asset, may be used with caution for valuation of rank exploratory oil and gas properties. The Cost Approach (actual costs of early efforts such as leasing, and geological and geophysical data acquisition) may be applied in some cases in advance of identifying and drilling a given prospect.

This is because the costs actually incurred or firmly committed (cash equivalent) are recognized by the market as a means of establishing value. In contrast, it was found in this case that the value of large tracts of land suitable for CBM extraction had already at the undeveloped stage jumped so drastically over the lease acquisition costs that the cost method would provide erroneously low numbers. Therefore, the cost approach was not applied.

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10. FAIR MARKET VALUATION

10.1 RECONCILIATION OF VALUE OF WYOMING CBM PROPERTIES

Different appraisal methods were considered for appraising the Market Value of the additional incremental interests in the subject oil and gas properties acquired by the Client as a result of their November 30, 2004 purchase. These included Income (DCF) and Sales Comparison (or Market) approaches. As discussed previously, the Market Approach has a low confidence since the sales, which were found, are not comparable to the subject. Consequently, this approach was not given any weight in the final reconciliation. Therefore, the Income Approach provides the basis for the opinion of value and the calculations are shown on the forecasts shown in the preceding Chapter 9.

The results of the Income Approach are seen to be as follows:

Market Value from Income (DCF) Approach:	$111.8 million

This represents the value of all Galaxy’s Wyoming properties except for 26,673 net acres of the Suncor acreage, not located very close to production. The only appropriate appraisal method for these 26,673 net acres where results and timing of future development are less certain is the Market Approach. Therefore, the Market Approach provides the basis for the opinion of value and the calculations are shown on the forecasts shown in the preceding Chapter 9.

The results of the Market Approach are seen to be as follows:

Market Value from Market (Comparable Sales) Approach:	$13.3 million

Thus the total reconciled Market Value estimate for all Galaxy’s Wyoming properties is $125.1 million.

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10.2 RECONCILIATION OF VALUE OF MONTANA CBM PROPERTIES

The only appropriate appraisal method for the 32,576 net acres owned by Galaxy in Montana, where results and timing of future development are less certain, is the Market Approach. Therefore, the Market Approach provides the basis for the opinion of value and the calculations are shown on the forecasts shown in the preceding Chapter 9.

The results of the Market Approach are seen to be as follows:

Market Value from Market (Comparable Sales) Approach:	$16.3 million

10.3 RECONCILIATION OF VALUE OF TEXAS PROPERTIES

The only appropriate appraisal method for the 2,780 net acres owned by Galaxy in Texas, where results and timing of future development are less certain, is the Market Approach. Therefore, the Market Approach provides the basis for the opinion of value and the calculations are shown on the forecasts shown in the preceding Chapter 9.

The results of the Market Approach are seen to be as follows:

Market Value from Market (Comparable Sales) Approach:	$0.6 million

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11. REFERENCES

Boreck, D.L., and Weaver, J.N., 1984, Coalbed methane study of the Anderson coal deposit, Johnson County, Wyoming: U.S. Geological Survey Open-File Report 84—831, 16 p.

Choate, R., Johnson, C.A., and McCord, J.P., 1984, Geologic overview, coal, and coalbed methane resources of the western Washington coal region, in Rightmire, C.T., Eddy, G.E., and Kirr, J.N., eds., Coalbed Methane Resources of the United States: American Association of Petroleum Geologists Studies in Geology No. 17, p. 353-372.

Ellis, M.E., Gunther, G.C., Ochs, A.M., Roberts, S.B., Wilde, E.M., Schuenemeyer, J.H., Power, H.C., Striker G.D., and Blake, D., 1999, Coal resources, Powder River basin, in 1999 Resource assessment of selected Tertiary coal beds and zones in the northern Rocky Mountains and Great Plains region: U.S. Geological Survey Professional Paper 1625-A, Chapter PF, p. PF1-37.

Finley, R.J., Kosters, E.C., Bebout, D.G., Seni, S.J., Garrett, C.H., Jr., Brown, L.F., Jr., Hamlin, H.S., Tyler, N., 1989, Atlas of Major Texas Gas Reservoirs: Texas Bureau of Economic Geology and Gas Research Institute, 161 p.

Flores, R.M., 1986, Styles of coal deposition in Tertiary alluvial deposits, Powder River Basin, Montana and Wyoming: Geological Society of America Special Paper 210, p. 79-102.

Flores, R.M., 2001, in Takahasi, K.I., ed., U.S. Geological Survey coalbed methane field conference, May 9-10, 2001: Open-File Report 01-235.

Flores, R.M., and Ethridge, F.G., 1985, Evolution of intermontane fluvial systems of Tertiary Powder River basin, Montana and Wyoming, in Flores, R.M., and Kaplan, S.S., eds., Cenezoic paleogeography of west-central United States: SEPM Rocky Mountain Section, Rocky Mountain Paleogeography Symposium, p. 107-126.

Flores, R.M., Ochs, A.M., Bader, L.R., Johnson, L.C., and Volger, D., 1999, Framework geology of Fort Union coal in the Powder River basin, in 1999 Resource assessment of selected Tertiary coal beds and zones in the northern Rocky Mountains and Great Plains region: U.S. Geological Survey Professional Paper 1625-A, Chapter PF, p. PF1-35.

Jackson, M.P.A., 1982, Fault tectonics of the East Texas Basin: Geological Circular 82-4, Texas Bureau of Economic Geology.

Lauden, R.B., Curry, W.H., III, and Runge, J.S., eds., 1976, Geology and Energy Resources of the Power River Basin: 28th Annual Field Conference Guidebook, Wyoming Geological Association, 350 p.

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Law, B.E., Rice, D.D., and Flores, R.M., 1991, Coalbed gas accumulations in the Paleocene Fort Union Formation, Powder River Basin, Wyoming, in Schwochow, S.D., Murray, D.K., and Fahy, M.F., eds., Coalbed methane of western North America: Rocky Mountain Association of Geologists Field Conference Guidebook, p. 179-190.

Luneau, B.A. (proj. dir.), 1996, Emerging resources in the Greater Green River basin, Upper Cretaceous gas atlas: GRI-96/0096. A digital report prepared for the Gas Research Institute by Schlumberger Geoquest, CD-ROM.

Rice, C.A. , Ellis, M.E., and Bullock, J.H., 2000, Preliminary data on Powder River Basin coalbed methane waters in Wyoming: U.S. Geological Survey Open-File Report, 25 p.

Wood, D.H., and Giles, A.B., 1982, Hydrocarbon accumulation patterns in the East Texas Salt Dome Province: Geological Circular 82-6, Texas Bureau of Economic Geology, 36 p.

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